As filed with the Securities and Exchange Commission on February 1, 2012
 Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Tengion, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other Jurisdiction of Incorporation or Organization)	20-0214813 (I.R.S. Employer Identification Number)
3929 Westpoint Blvd., Suite G
Winston-Salem, NC  27103
(336) 722-5855
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

John L. Miclot
Chief Executive Officer
Tengion, Inc.
3929 Westpoint Blvd., Suite G
Winston-Salem, NC  27103
(336) 722-5855
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Justin P. Klein, Esq.
Ballard Spahr LLP
1735 Market Street, 51st Floor
Philadelphia, PA 19103
(215) 665-8500

Approximate date of commencement of proposed sale of the securities to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check. the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [  ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered (1)(2)	Proposed Maximum Offering Price per Unit (1)(2)	Proposed Maximum Aggregate Offering Price (1)(2)(3)	Amount of Registration Fee
Common Stock, par value $0.001 per share	—	—	—	—
Preferred Stock, par value $0.001 per share	—	—	—	—
Debt Securities	—	—	—	—
Warrants	—	—	—	—
Rights	—	—	—	—
Units (4)	—	—	—	—
Total for sale by Registrant	—	—	$30,000,000	$3,438(5)

(1)   Pursuant to General Instruction II.D of Form S-3, this information is not specified as to each class of securities to be registered.  There is being registered hereby such indeterminate number of the securities of each identified class as may from time to time be issued at indeterminate prices.  Securities registered hereby may be offered for U.S. dollars or the equivalent thereof in foreign currencies.  Securities registered hereunder may be sold separately, together or in units with other securities registered hereunder.

(2)   The securities being registered hereby may be convertible into or exchangeable or exercisable for other securities of any identified class.  In addition to the securities that may be issued directly under this registration statement, there is being registered hereunder such indeterminate aggregate number or amount, as the case may be, of the securities of each identified class as may from time to time be issued upon the conversion, exchange, settlement or exercise of other securities offered hereby (including, without limitation, upon adjustment of the conversion or exchange rate thereof).  Separate consideration may or may not be received for securities that are issued upon the conversion of exercise of, or in exchange for, other securities offered hereby.

(3) The proposed maximum aggregate offering price has been estimated solely to calculate the registration fee in accordance with rule 457(o) under the Securities Act of 1933.
(4) Consisting of some or all of the securities listed above, in any combination, including common stock, preferred stock, debt securities, warrants and rights.
(5) Calculated pursuant to Rule 457(o) under the Securities Act of 1933.
_____________________
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION
Dated: February 1, 2012

Prospectus

$30,000,000
Common Stock
Preferred Stock
Debt Securities
Warrants
Rights
Units

This prospectus relates to common stock, preferred stock, debt securities, warrants, rights and units that we may sell from time to time in one or more offerings up to a total public offering price of $30,000,000 on terms to be determined at the time of sale.  We will provide specific terms of these securities in supplements to this prospectus.  You should read this prospectus and any supplement carefully before you invest.  This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement for those securities.

These securities may be sold directly by us, through dealers or agents designated from time to time, to or through underwriters or through a combination of these methods.  See “Plan of distribution” in this prospectus.  We may also describe the plan of distribution for any particular offering of these securities in any applicable prospectus supplement.  If any dealers, agents or underwriters are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in a prospectus supplement.  The net proceeds we expect to receive from any such sale will also be included in a prospectus supplement.

Our common stock is listed on the NASDAQ Global Market under the symbol “TNGN.”

Investing in our securities involves a high degree of risk.  You should carefully consider the risk factors beginning on page 6 of this prospectus before you make any investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is                          , 2012

 ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process.  Under this shelf process, we may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings.  The aggregate initial offering price of all the securities sold under this prospectus will not exceed $30,000,000.

This prospectus provides certain general information about the securities that we may offer hereunder.  Each time we offer securities hereunder, we will attach a prospectus supplement to this prospectus.  The prospectus supplement will contain the specific information about the terms of that offering.  That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities.  The prospectus supplement may also add, update or change information contained in this prospectus.  The prospectus supplement will supersede this prospectus to the extent it contains information that is different from, or that conflicts with, the information contained or incorporated in this prospectus.  You should read both this prospectus and the accompanying prospectus supplement in making your investment decision, together with the additional information described under the heading “Where You Can Find More Information” beginning on page 58 of this prospectus.

Unless otherwise indicated or the context otherwise requires, the terms “we,” “us,” “our,” the “Company,” “Tengion” and similar terms refer to Tengion, Inc.

Tengion® and the Tengion logo® are our registered trademarks and Tengion Neo-Urinary Conduit™, Tengion Neo-Kidney™, Tengion Neo-Kidney Augment™, Tengion Organ Regeneration Platform™ and Organ Regeneration Platform™ are our trademarks.  Other names are for informational purposes only and may be trademarks of their respective owners.

 CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING INFORMATION

This prospectus contains forward-looking statements that involve substantial risks and uncertainties.  All statements, other than statements of historical facts, contained in this prospectus, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements.  The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” “contemplate,” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

The forward-looking statements in this prospectus include, among other things, statements about:

•	our plans to develop and commercialize our product candidates;

•	our ongoing and planned preclinical studies and clinical trials;

•	the timing of and our ability to obtain and maintain marketing approvals for our product candidates;

•	the rate and degree of market acceptance and clinical utility of our products;

•	our plans to leverage our Organ Regeneration Platform to discover and develop product candidates;

•	our ability to quickly and efficiently identify and develop product candidates;

•	our commercialization, marketing and manufacturing capabilities and strategy;

•	our intellectual property position;

•	our estimates regarding expenses, future revenues, capital requirements and needs for additional financing; and

•	other risks and uncertainties, including those listed under the caption “Risk Factors.”

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements.  Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make.  We have included important factors in the cautionary statements included in this prospectus, particularly in the “Risk Factors” section, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make.  Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect.

The forward-looking statements in this prospectus represent our views as of the date of this prospectus.  We anticipate that subsequent events and developments will cause our views to change.  However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law.  You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

ABOUT TENGION, INC.

We believe we are the only regenerative medicine company focused on discovering, developing, manufacturing and commercializing a range of neo-organs, which we define as products composed of living cells, with or without synthetic or natural materials, implanted into the body to incorporate, replace or regenerate a damaged tissue or organ.  We currently create these functional neo-organs using a patient’s own cells, or autologous cells, in conjunction with our Organ Regeneration Platform.  We believe our proprietary product candidates harness the intrinsic regenerative pathways of the body to regenerate native-like organs and tissues.  Our neo-organs are designed to avoid the need to substitute other tissues of the body for a purpose to which they are poorly suited.  In addition, our product candidates are intended to reduce or eliminate the need for donor organs and the administration of anti-rejection medications.  We produce neo-organs in our scalable manufacturing facility using efficient and repeatable proprietary processes, and have implanted neo-organs in our clinical trials.  Building on our clinical and preclinical experience, we are initially leveraging our Organ Regeneration Platform to develop our Neo-Urinary Conduit for bladder cancer patients who are in need of a urinary diversion and our Neo-Kidney Augment for patients with advanced chronic kidney disease.  We intend to develop our technology to address unmet medical needs in urologic, renal, and other diseases and disorders.

Regenerative medicine is an interdisciplinary field combining expertise in developmental biology, medicine and engineering with the goal of restoring native-like organ and tissue function.  The premise of regenerative medicine is that the body has the intrinsic capacity to heal and regenerate.  In the kidney and urinary tract the appropriate conditions that facilitate the regenerative process in the body may not be present for reasons such as the presence of an underlying disease process.  Regenerative medicine seeks to provide the necessary stimulus, environment or foundation to promote the body’s innate regenerative capacity.  While the FDA has approved regenerative medicine products for skin applications and repair of selected cartilage defects, we believe that we are the only company using regenerative medicine to harness the body’s ability to regenerate a range of functional, native-like organs and tissues.

Our Organ Regeneration Platform has enabled us to develop our product candidates from proof of concept to first-in-man clinical trials in as short as 24 months.  Our lead clinical product candidate, the Neo-Urinary Conduit, is intended to replace the use of bowel tissue in bladder cancer patients requiring a non-continent urinary diversion after bladder removal surgery, or cystectomy.  We are able to manufacture our Neo-Urinary Conduit using a proprietary process that takes four weeks or less and uses only smooth muscle cells derived from a routine fat biopsy.  We are currently conducting a Phase I clinical trial for our Neo-Urinary Conduit in bladder cancer patients.  This trial has been designed to allow clinical investigators to optimize the surgical procedure and post-surgical care so that we can assess the safety and preliminary efficacy of the Neo-Urinary Conduit upon completion of the trial. To date, three patients have been enrolled and implanted in the clinical trial.  Data from these patients have allowed clinical investigators to develop such modifications to the surgical procedure in an effort to address conduit integrity, vascular supply and propose approaches to advance stoma patency. We anticipate implanting a fourth patient in the clinical trial during the first quarter of 2012 and, assuming appropriate safety data, up to 10 patients by the end of 2012.

Our lead preclinical program, the Neo-Kidney Augment, which is comprised of selected kidney cells that we believe form the basis of the regenerative process, is designed to delay or prevent the need for dialysis or transplantation in patients at risk for kidney failure.  The Neo-Kidney Augment is based on our proprietary technology, which is expected to use the patient’s own cells, procured by a needle biopsy of the kidney, to create an implantable product candidate that can catalyze the regeneration of functional kidney tissue.  We have presented data from our Neo-Kidney Augment program using four different animal models of chronic kidney disease.  In all four studies, diseased kidney function was improved by the selected regenerative cells that form the active biological component of our Neo-Kidney Augment.  In these studies, renal function was shown to be enhanced as early as seven weeks after implantation and was associated with improvements to kidney filtration, urinary protein loss, and urine concentrating ability.  We are continuing preclinical development of the Neo-Kidney Augment program toward the submission of a Pre-IND filing to the U.S. Food and Drug Administration, or FDA, during the first half of 2012.

Recent Developments

In November 2011, we announced a corporate restructuring designed to fund our lead development programs through key milestones in 2012 while reducing our anticipated cash utilization.  In connection with this restructuring, we will continue with our Phase I clinical trial of our Neo-Urinary Conduit and continue preclinical development of the Neo-Kidney Augment program through submission of a Pre-IND filing to the U.S. Food and Drug Administration, or FDA, which is anticipated during the first half of 2012.  Future development of the Neo-Kidney Augment program beyond submission of the Pre-IND filing will be dependent upon obtaining additional funding for the program.  As part of this restructuring, we have consolidated our operations in our Winston-Salem research and development facility, are seeking to reduce our net rental obligations related to our commercial scale manufacturing facility in Pennsylvania and will ultimately reduce our headcount by 58%. We expect to have sufficient cash to fund our planned operations through November 2012.

Corporate Information

We were incorporated in the State of Delaware in 2003.  Our headquarters are at 3929 Westpoint Boulevard, Suite G, Winston-Salem, North Carolina.  Our telephone number is (336) 722-5855 and our Internet website address is www.tengion.com.

Our common stock is listed on the NASDAQ Global Market under the symbol “TNGN.”

RISK FACTORS

An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should consider carefully the specific risk factors discussed below as well as those risks set forth in the section entitled “Risk Factors” contained in our most recent Annual Report on Form 10-K as filed with the SEC, which is incorporated in this prospectus by reference in their entirety, as well as any amendment or updates to our risk factors reflected in subsequent filings with the SEC, including any prospectus supplement hereto. These risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us, or that we currently view as immaterial, may also impair our business. If any of the risks or uncertainties described in our SEC filings or any additional risks and uncertainties actually occur, our business, financial condition, results of operations and cash flow could be materially and adversely affected. In that case, the trading price of our common stock and the value of our securities could decline and you might lose all or part of your investment.

Risks Related to Our Financial Position and Need for Additional Capital

In order to fund our operations, we will need to raise significant amounts of capital.  We may not be able to raise additional capital when necessary or on acceptable terms to us, if at all.

Our future capital requirements will depend on many factors, including:

•
the scope and results of our clinical trials, particularly regarding the number of patients required and the required duration of follow-up for our clinical trials in support of our product candidates;

•	the scope and results of our research and preclinical development programs;

•	the costs of operating our research and development facility to support our research and early clinical activities;

•
the time, complexity and costs involved in obtaining marketing approvals for our product candidates, which could take longer and be more costly than obtaining approval for a new conventional drug candidate, given the FDA’s limited experience with clinical trials and marketing approval for products derived from a patient’s own cells;

•	the costs of securing commercial manufacturing capacity to support later-stage clinical trials and subsequent commercialization activities, if any;

•
the costs of maintaining, expanding, protecting and enforcing our intellectual property portfolio, including potential dispute and litigation costs and any associated liabilities and potentially challenging the intellectual property of others;

•	the costs of entering new markets outside the United States; and

•	the extent of our contractual obligations and amount of debt service payments we are obligated to make.

As a result of these factors, among others, we will need to seek additional funding prior to our being able to generate positive cash flow from operations.  We will need to raise additional funds through collaborative arrangements, public or private sales of debt, equity or equity-related securities, commercial loan facilities, or some combination thereof.  Additional funding may not be available to us on acceptable terms, or at all.  If we obtain capital through collaborative arrangements, these arrangements could require us to relinquish some rights to our technologies or product candidates and we may become dependent on third parties.  If we raise capital through the sale of equity, or securities convertible into equity, dilution to our then-existing stockholders would result.  If we obtain funding through the incurrence of debt, we would likely become subject to covenants restricting our business activities, and holders of debt instruments would have rights and privileges senior to those of our equity investors.  In addition, servicing the interest and repayment obligations under our current and future borrowings would divert funds that would otherwise be available to support research and development, clinical or commercialization activities.

If we are unable to obtain adequate financing on a timely basis, we may be required to delay, reduce the scope of or eliminate one or more of our development programs, and reduce our personnel, any of which could have a material adverse effect on our business, financial condition and results of operations.

We have a substantial amount of debt and contractual obligations that expose us to risks that could adversely affect our business, operating results and financial condition.

As of September 30, 2011, we had approximately $5.4 million of outstanding debt, which is secured by liens on substantially all of our assets.  We are obligated to make interest-only payments through January 2012, followed by 24 monthly payments of principal and interest at an interest rate of 11.75% per annum.  We expect that the annual principal and interest payments on our outstanding debt will be approximately $2.8 million, $2.8 million and $0.2 million in 2012, 2013 and 2014, respectively.  The level and nature of our indebtedness could, among other things:

•	make it difficult for us to obtain any necessary financing in the future;

•	limit our flexibility in planning for or reacting to changes in our business;

•	reduce funds available for use in our operations;

•	impair our ability to incur additional debt because of financial and other restrictive covenants or the liens on our assets which secure our current debt;

•	hinder our ability to raise equity capital because in the event of a liquidation of the business, debt holders receive a priority before equity holders;

•	make us more vulnerable in the event of a downturn in our business; or

•	place us at a possible competitive disadvantage relative to less leveraged competitors and competitors that have better access to capital resources.

The lease agreement for our Pennsylvania manufacturing facility requires us to provide security and restoration deposits totaling $2.2 million to the landlord.  In satisfaction of these security deposit obligations, we have deposited $1.0 million with the landlord and have secured a $1.2 million letter of credit from a bank in favor of the landlord.  The letter of credit is collateralized by an account held at the bank.  If the bank determines the collateral to be insufficient, the bank has the right to demand additional collateral.  If we fail to provide additional collateral, the bank has the right to withdraw the letter of credit.  In that event, the landlord would have the right to require us to deposit cash of up to $1.2 million in an account to satisfy our deposit obligation.

In November 2011, we made a business decision to restructure our corporate operations, consolidate our operations in our Winston-Salem research and development facility and seek to reduce our net rental obligations related to our commercial-scale manufacturing facility in Pennsylvania.  We currently have four years left under the lease agreement for our commercial-scale manufacturing facility and a net rental obligation of $3.6 million.  While we will seek to sublease or otherwise reduce the net rental obligation of this facility, there can be no assurance that we will be successful in doing so and we will remain contractually liable for the rental obligations under this lease.

Unless we raise substantial additional capital or generate substantial revenue from a licensing transaction or strategic partnership involving one of our product candidates, and there can be no assurance that we will be able to do so, we may not be able to:

•	service or repay our debt when it becomes due, in which case our lenders could seek to accelerate payment of all unpaid principal and foreclose on our assets;

•	meet our other contractual obligations which includes the requirement for us to collateralize the $1.2 million letter of credit satisfying our restoration deposit obligation to our landlord; or

•	continue to execute our current business and product development plans.

Any such event would have a material adverse effect on our business, operating results and financial condition.

We have a history of net losses and may not achieve or sustain profitability.

We have incurred losses in each year since our inception and expect to experience losses for the foreseeable future.  As of September 30, 2011, we had an accumulated deficit of $220.5 million.  We had net losses of $42.4 million, $29.8 million and $25.6 million in the years ended December 31, 2008, 2009 and 2010, respectively.  These losses resulted principally from costs incurred in our clinical trials, research and development programs, construction of our research laboratories and commercial manufacturing facility, and from our general and administrative expenses.  These losses, among other things, have had and will continue to have an adverse effect on our stockholders’ equity, total assets and working capital.

We expect to continue to incur significant operating expenses and anticipate that our expenses and losses will increase in the foreseeable future as we seek to further develop our product candidates, technology and manufacturing capabilities.  Currently, our expenses are expected to relate to the following:

•	continuing research and development efforts of our Neo-Kidney Augment;

•	conducting our Phase I clinical trial for our Neo-Urinary Conduit for patients with bladder cancer who require removal of their bladder;

•	maintaining, expanding, protecting and enforcing our intellectual property portfolio and assets and potentially challenging the intellectual property of others;

•	expanding our manufacturing capabilities to support commercialization of our current and future product candidates; and

•	servicing and repaying indebtedness.

The extent of our future operating losses is highly uncertain, and we may never achieve or sustain profitability.  If we are unable to achieve and then maintain profitability, the market value of our common stock will decline.

If we do not successfully develop our product candidates and obtain the necessary marketing approvals to commercialize them, we will not generate sufficient revenues to continue our business operations.

In order to obtain marketing approval of our product candidates so that we can generate revenues once they are commercialized, we must conduct extensive preclinical studies and clinical trials to demonstrate that our product candidates are safe and effective and obtain and maintain approval of our manufacturing facilities.  Our early stage product candidates, including our Neo-Urinary Conduit, for which we have commenced a Phase I clinical trial, may fail to perform as we expect.  Moreover, our Neo-Urinary Conduit and our other product candidates may ultimately fail to demonstrate the necessary safety and efficacy for marketing approval.  Even if results from preclinical studies and early phase clinical trials are positive, there can be no assurances that later stage studies or trials will be successful.  We will need to conduct additional research and development, and devote significant additional financial resources and personnel to develop commercially viable products and obtain the necessary marketing approvals, and if we fail to do so successfully, we may cease operations altogether.

Our short operating history may make it difficult for you to evaluate the success of our business to date and to assess our future viability.

We are a development-stage company.  We commenced operations in July 2003.  Our operations to date have been limited to organizing and staffing our company, acquiring and developing our technology, and undertaking preclinical studies and clinical trials of our product candidates.  We have not demonstrated an ability to successfully complete large-scale clinical trials, obtain marketing approvals for product registration, manufacture a commercial-scale product or arrange for a third party to do so on our behalf, or conduct sales and marketing activities necessary for successful product commercialization.  As a result, we have a limited operating history.

Even if we are successful in obtaining marketing approval for any of our product candidates, we will need to transition from a company with a research focus to a company capable of supporting commercial activities.  We may not be successful in such a transition.

Risks Related to the Development of Our Product Candidates

Our clinical trials may not be successful.

We will only obtain marketing approval to commercialize a product candidate if we can demonstrate to the satisfaction of the FDA or the applicable non-United States regulatory authority, in clinical trials, that the product candidate is safe and effective, and otherwise meets the appropriate standards required for approval for a particular indication.  Clinical trials are lengthy, complex and extremely expensive processes with uncertain results.  A failure of one or more of our clinical trials may occur at any stage of testing.

We are currently conducting a Phase I open-label, single-arm study of our Neo-Urinary Conduit in patients who are undergoing bladder removal due to bladder cancer.  We have designed this trial to assess the safety and preliminary efficacy of the Neo-Urinary Conduit.  This trial is also intended to allow our clinical investigators to optimize and, as necessary, modify the surgical implantation technique and post-operative care based on the experience gained by prior patients enrolled.  As we have limited experience with this product candidate in humans, we may have difficulty optimizing the surgical implantation of the Neo-Urinary Conduit.  Three patients have been enrolled and implanted in this clinical trial.  Clinical investigators have made surgical modifications in an effort to address stoma patency, conduit integrity and vascular supply.  We anticipate implanting a fourth patient during the first quarter of 2012, and, assuming appropriate safety data, up to 10 patients by the end of 2012  There can be no assurance that, as part of our Phase I clinical trial, patients will not experience additional complications and/or serious adverse events related to our Neo-Urinary Conduit.  Additionally, we may determine, based upon this trial, that our Neo-Urinary Conduit demonstrates limited safety and/or efficacy.

In April 2011, we terminated two Phase II clinical trials for our Neo-Bladder Augment, involving ten pediatric and six adult patients and subsequently withdrew the IND.  During these trials we have seen certain serious adverse events and limited efficacy data beyond the one-year primary endpoint.  Specifically, three patients experienced perforation of the bladder that at the time of the occurrence was deemed by the respective clinical investigator to be clinically significant and probably related to our product candidate or implantation procedure.  Perforation of the bladder is a known complication in patients undergoing enterocystoplasty, the current standard of care for these patients.  A bladder perforation results in urine leakage through the bladder wall.  We believe the underlying cause of these bladder perforations varied from patient to patient, and may be related to complications that can occur in this patient population including abscesses, bacterial infections, small bowel obstructions or invasive urologic procedures.  As a result of these serious adverse events, the FDA placed our IND related to these clinical trials on hold.  We submitted a complete response in June 2009 and the FDA released the clinical hold in July 2009 with no recommended changes to our protocol, product candidate or surgical implantation procedure.  In addition to these serious adverse events, we have seen limited efficacy of our Neo-Bladder Augment in patients.  As of the 36-month clinical follow-up of our pediatric patients, three of the ten patients continue to demonstrate sustained clinical benefit from our product candidate.  With respect to adult patients, as of the 24-month clinical follow-up, three of the six patients continue to demonstrate sustained clinical benefit from our product candidate.

We may find it difficult to enroll patients in our clinical trials.

Our initial product candidates are designed to treat diseases that affect relatively few patients.  This could make it difficult for us to enroll the number of patients that may be required for the clinical trials we would be required to conduct in order to obtain marketing approval for our product candidates.

In addition, we may have difficulty finding eligible patients to participate in our clinical trials because our trials may include stringent enrollment criteria.  For example, a patient may require a concomitant surgical procedure that would prevent them from being enrolled in a clinical trial, may be using alternative therapies, or the extent of a patient’s current or prior overall medical condition may render such patient ineligible to participate in our trials.  Our Neo-Urinary Conduit has limited experience in humans and patients may not want to enroll in a trial where they are among the first group of patients to receive this product candidate.  Additionally, as we have been developing the surgical procedure in the first group of patients, each of the first three patients receiving our Neo-Urinary Conduit have experienced complications and serious adverse events which could have the effect of discouraging others from enrolling in this trial.  Our inability to enroll a sufficient number of patients for any of our current or future clinical trials would result in significant delays and could require us to abandon one or more clinical trials altogether.

Our product development programs are based on novel technologies and are inherently risky.

We are subject to the risks of failure inherent in the development of products based on new technologies.  The novel nature of our Organ Regeneration Platform creates significant challenges with respect to product development and optimization, manufacturing, government regulation and approval, third-party reimbursement and market acceptance.  For example, the FDA has relatively limited experience with the development and regulation of autologous neo-organs and, therefore, the pathway to marketing approval for our product candidates may accordingly be more complex, lengthy and uncertain than for a more conventional new drug candidate.  The FDA may not approve our product candidates or may approve them with certain restrictions that may limit our ability to market our product candidates, and our product candidates may not be successfully commercialized, if at all.

We have limited experience in conducting and managing the preclinical development activities and clinical trials necessary to obtain marketing approvals necessary for marketing our product candidates, including approval by the FDA.

Our efforts to develop all of our product candidates are at an early stage.  We may be unable to progress our product candidates that are undergoing preclinical testing into clinical trials.  Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and favorable initial results from a clinical trial do not necessarily predict outcomes in subsequent clinical trials.  The indications of use for which we are pursuing development may have clinical effectiveness endpoints that have not previously been reviewed or validated by the FDA, which may complicate or delay our effort to ultimately obtain FDA approval.  We cannot guarantee that our clinical trials will ultimately be successful.

We have not obtained marketing approval or commercialized any of our product candidates.  We may not successfully design or implement clinical trials required for marketing approval to market our product candidates.  We might not be able to demonstrate that our product candidates meet the appropriate standards for marketing approval, particularly as our technology may be the first of its kind to be reviewed by the FDA.  If we are not successful in conducting and managing our preclinical development activities or clinical trials or obtaining marketing approvals, we might not be able to commercialize our product candidates, or might be significantly delayed in doing so, which will materially harm our business.

If we are not able to retain qualified management and scientific personnel, we may fail to develop our technologies and product candidates.

Our future success depends to a significant extent on the skills, experience and efforts of the principal members of our scientific and management personnel.  These members include John L. Miclot, our President and Chief Executive Officer, and Timothy Bertram, D.V.M., Ph.D., our President, Research and Development and Chief Scientific Officer.  The loss of either or both of these individuals could harm our business and might significantly delay or prevent the achievement of research, development or business objectives.  Competition for personnel is intense and our financial position may make it difficult to retain or attract management and scientific qualified personnel.  We may be unable to retain our current personnel or attract or integrate other qualified management and scientific personnel in the future.

We rely on third parties to conduct certain preclinical development activities and our clinical trials, and those third parties may not perform satisfactorily.

We do not conduct in our facilities certain preclinical development activities of our product candidates, such as preclinical studies in animals, nor do we conduct clinical trials for our product candidates ourselves.  We rely on, or work in conjunction with, third parties, such as contract research organizations, medical institutions and clinical investigators, to perform these functions.  Our reliance on these third parties for preclinical and clinical development studies reduces our control over these activities.  We are responsible for ensuring that each of our preclinical development activities and our clinical trials is conducted in accordance with the applicable U.S. federal and state laws and foreign regulations, general investigational plans and protocols.  However, other than our contracts with these third parties, we have no direct control over these researchers or contractors, as they are not our employees.  Moreover, the FDA requires us to comply with standards, commonly referred to as Good Clinical Practices, or GCP, for conducting, recording and reporting the results of our clinical trials to assure that data and reported results are credible and accurate and that the rights, safety and confidentiality of trial participants are protected.  Our reliance on third parties that we do not control does not relieve us of these responsibilities and requirements.  Furthermore, these third parties also may have relationships with other entities, some of which may be our competitors.  If these third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct our preclinical development activities or our clinical trials in accordance with regulatory requirements or our stated protocols, we will not be able to obtain, or may be delayed in obtaining, marketing approvals for our product candidates and will not be able to, or may be delayed in our efforts to, successfully commercialize our product candidates.  These third parties may be warned, suspended or otherwise sanctioned by the FDA or other government or regulatory authorities for failing to meet the applicable requirements imposed on such third parties.  As a result, the third parties may not be able to fulfill their contractual obligations, and the results obtained from the preclinical and clinical research using their services may not be accepted by the FDA to support the marketing approval of our product candidates.  If the third parties or their employees become debarred by the FDA, we cannot use the research data derived from their services to support the marketing approval of our product candidates.  Finally, these third parties may be bought by other entities, change their business plans or strategies or they may go out of business, thereby preventing them from meeting their contractual obligations to us.

We may not be able to secure and maintain relationships with research institutions and clinical investigators that are capable of conducting and have access to necessary patient populations for the conduct our clinical trials.

We rely on research institutions and clinical investigators to conduct our clinical trials.  Our reliance upon research institutions, including hospitals and clinics, provides us with less control over the timing and cost of clinical trials and the ability to recruit subjects.  If we are unable to reach agreement with suitable research institutions and clinical investigators on acceptable terms, or if any resulting agreement is terminated because, for example, the research institution and/or clinical investigators lose their licenses or permits necessary to conduct our clinical trials, we may be unable to quickly replace the research institution and/or clinical investigator with another qualified research institution and/or clinical investigator on acceptable terms.  We may not be able to secure and maintain agreement with suitable research institutions to conduct our clinical trials.

Compliance with governmental regulations regarding the treatment of animals used in research could increase our operating costs, which would adversely affect the commercialization of our technology.

The Animal Welfare Act, or AWA, is the federal law that covers the treatment of certain animals used in research.  Currently, the AWA imposes a wide variety of specific regulations that govern the humane handling, care, treatment and transportation of certain animals by producers and users of research animals, most notably relating to personnel, facilities, sanitation, cage size, feeding, watering and shipping conditions.  Third parties with whom we contract are subject to registration, inspections and reporting requirements.  Furthermore, some states have their own regulations, including general anti-cruelty legislation, which establish certain standards in handling animals.  If we or any of our contractors fail to comply with regulations concerning the treatment of animals used in research, we may be subject to fines and penalties and adverse publicity, and our operations could be adversely affected.

Public perception of ethical and social issues may limit or discourage the type of research we conduct.

Our clinical trials involve people, and we and third parties with whom we contract also do research involving animals.  Governmental authorities could, for public health or other purposes, limit the use of human or animal research or prohibit the practice of our technology.  Public attitudes may be influenced by claims that our technology or that regenerative medicine generally is unsafe for use in research or is unethical and akin to cloning.  In addition, animal rights activists could protest or make threats against our facilities, which may result in property damage and subsequently delay our research.  Ethical and other concerns about our methods, particularly our use of human subjects in clinical trials or the use of animal testing, could adversely affect our market acceptance.

Risks Related to the Manufacturing of Our Product Candidates

We have only limited experience manufacturing our product candidates.  We may not be able to manufacture our product candidates in quantities sufficient for our clinical trials and/or any commercial launch of our product candidates.

We may encounter difficulties in the production of our product candidates.  Construction of neo-organs from autologous live human cells involves strict adherence to complex manufacturing and storage protocols and procedures.  Early stage clinical manufacturing is conducted in our pilot facility and, while we have supported clinical manufacturing from this location, future difficulties may arise which limit our production capability and delay progress in our clinical trials.  Currently, we also occupy a commercial-scale manufacturing facility.  As a result of our November 2011 business decision to restructure our corporate operations, we have decided to consolidate our operations in our Winston-Salem research and development facility and to seek to exit our commercial-scale manufacturing facility.  As a result of this decision, as our product candidates advance into later-stage clinical trials toward commercialization, we will need to either develop our own internal manufacturing capability or contract with a third-party manufacturer to conduct this manufacturing on our behalf.  Obtaining our own commercial scale manufacturing capacity will be costly and time consuming.  Additionally, we may have difficulty finding suitable third parties with the manufacturing expertise that we need.  These occurrences could increase our costs or cause delays in the production of our product candidates necessary for any Phase III clinical trial and/or any anticipated commercial launch of our product candidates, any of which could damage our reputation and harm our business.

The current manufacture of our product candidates involves the use of regulated animal tissues, and future product candidates may also use animal-sourced materials.

We currently utilize several bovine-derived products, such as growth media, in the manufacture of our Neo-Urinary Conduit.  Bovine-sourced materials are strictly regulated in the United States and other jurisdictions due to their capacity to transmit the prior disease Bovine Spongiform Encephalopathy, or BSE, which manifests itself in humans as Creutzfeldt-Jakob Disease.  Although we obtain our supply of bovine-based materials from closed herds in jurisdictions that are not currently known to carry BSE, there can be no assurance that these herds will remain BSE-free or that a future outbreak or presence of other unintended and potentially hazardous agents would not adversely affect our product candidates or patients that may receive them.  Further, our future product candidates may involve the use of bovine-sourced or other animal-based materials, which could increase the risk of transmission of other diseases carried by such animals.

If a natural or man-made disaster strikes our manufacturing facility, we would be unable to manufacture our product candidates for a substantial amount of time, which would harm our business.

Our manufacturing facility and manufacturing equipment would be difficult to replace and could require substantial replacement lead-time and additional funds if we lost use of either the facility or equipment.  Our facility may be affected by natural disasters, such as floods.  We do not currently have back-up capacity, so in the event our facility or equipment was affected by man-made or natural disasters, we would be unable to manufacture any of our product candidates until such time as our facility could be repaired or rebuilt.  Although, currently we maintain global property insurance with property limits of $27.1 million and business interruption insurance coverage of $5.4 million for damage to our property and the disruption of our business from fire and other casualties, such insurance may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, or at all.

Our business involves the use of hazardous materials that could expose us to environmental and other liability.

Our research and development processes and our operations involve the controlled storage, use and disposal of hazardous materials including, but not limited to, biological hazardous materials.  We are subject to federal, state and local regulations governing the use, manufacture, storage, handling and disposal of these materials and waste products.  Although we believe that our safety procedures for handling and disposing of these hazardous materials comply with the standards prescribed by law and regulation, the risk of accidental contamination or injury from hazardous materials cannot be completely eliminated.  In the event of an accident, we could be held liable for any damages that result, and any liability could exceed the limits or fall outside the coverage of our insurance.  Moreover, we may not be able to maintain insurance to cover these risks on acceptable terms, or at all.  We could also be required to incur significant costs to comply with current or future laws and regulations relating to hazardous materials.  We currently maintain insurance coverage that is consistent with similar companies in our stage of development.  In addition to global property insurance, we maintain general liability insurance coverage of $2.0 million with an excess liability insurance of $4.0 million, and workers’ compensation coverage of $0.5 million per incident.  Such insurance may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, or at all.

Risks Related to Marketing Approval and Other Government Regulations

We cannot market and sell our product candidates in the United States or in other countries if we fail to obtain the necessary marketing approvals or licensure.

We cannot sell our product candidates until regulatory agencies grant marketing approval, or licensure.  The process of obtaining such marketing approval is lengthy, expensive and uncertain.  It is likely to take many years to obtain the required marketing approvals for our product candidates or we may never gain the necessary approvals.  Any difficulties that we encounter in obtaining marketing approval may have a substantial adverse impact on our operations and cause our stock price to decline significantly.  Any adverse events in our clinical trials for one of our product candidates could negatively impact the clinical trials and approval process for our other product candidates.

To obtain marketing approvals in the United States for our product candidates, we must, among other requirements, complete carefully controlled and well-designed clinical trials sufficient to demonstrate to the FDA that the product candidate is safe and effective for each indication for which we seek approval.  Several factors could prevent completion or cause significant delay of these trials, including an inability to enroll the required number of patients or failure to obtain FDA approval to commence a clinical trial.  Negative or inconclusive results from, or adverse events during, a preclinical safety study or clinical trial could cause the preclinical study or clinical trial to be repeated or a program to be terminated, even if other studies or trials relating to the program are successful.  The FDA can place a clinical trial on hold if, among other reasons, it finds that patients enrolled in the trial are or would be exposed to an unreasonable and significant risk of illness or injury.  If safety concerns develop, we, an Institutional Review Board, or IRB, or the FDA could stop our trials before completion.  The populations for which we are developing our product candidates may have other medical complications that would affect their experience in our trials and would affect their experience with our product candidates, if approved.  A serious adverse event is an event that results in significant medical consequences, such as hospitalization or prolonged hospitalization, disability or death, and if unexpected must be reported to the FDA.  We cannot guarantee that other safety concerns regarding our product candidates will not develop.  For example, in February 2009, the FDA placed our IND for our Neo-Bladder Augment on clinical hold following certain serious adverse events that occurred with respect to patients in our Phase II clinical trials.  We submitted a complete response in June 2009 and the FDA released the clinical hold in July 2009, with no recommended changes to our protocol, product candidate or implantation procedure.

The pathway to marketing approval for our product candidates may be more complex and lengthy than for approval of a conventional new drug or biologic.  Similarly, to obtain approval to market our product candidates outside of the United States, we will need to submit clinical data concerning our product candidates and receive marketing approval from governmental agencies, which in certain countries includes approval of the price we intend to charge for our product.  We may encounter delays or rejections if changes occur in regulatory agency policies, or if reports from preclinical and clinical testing on similar technology or products raise safety and/or efficacy concerns, during the period in which we develop a product candidate or during the period required for review of any application for marketing approval.  If we are not able to obtain marketing approvals for use of our product candidates under development, we will not be able to commercialize such products and, therefore, may not be able to generate sufficient revenues to support our business.

The FDA may impose requirements on our clinical trials that are difficult to comply with, which could harm our business.

The requirements the FDA may impose on clinical trials for our product candidates are uncertain.  As a result, we cannot guarantee that we will be able to comply with such requirements.  For example, the FDA may require endpoints in our late-stage clinical trials that are different from or in addition to the endpoints in our early-stage clinical trials or the endpoints which we may propose.  The endpoints or other study elements, including sample size, the FDA requires may make it less likely that our Phase III clinical trials are successful or may delay completion of the trials.  If we are unable to comply with the FDA’s requirements, we will not be able to get approval for our product candidates and our business will suffer.

If we are not able to conduct our clinical trials properly and on schedule, marketing approval by the FDA and other regulatory authorities may be delayed or denied.

Our clinical trials may be delayed or terminated for many reasons, including, but not limited to, if:

•	the FDA does not grant permission to proceed or places the trial on clinical hold;

•	subjects do not enroll or remain in our trials at the rate we expect;

•	we fail to manufacture necessary amounts of product candidate;

•
our pilot manufacturing facility is ordered by FDA or other government or regulatory authority to temporarily or permanently shut down due to violations of current Good Manufacturing Practice, or cGMP, or other applicable requirements, or infections or cross-contaminations of product candidates in the manufacturing process;

•	subjects choose an alternative treatment for the indications for which we are developing our product candidates, or participate in competing clinical trials;

•	subjects experience an unacceptable rate or severity of adverse side effects;

•	reports from preclinical or clinical testing on similar technologies and products raise safety and/or efficacy concerns;

•
third-party clinical investigators lose their license or permits necessary to perform our clinical trials, do not perform our clinical trials on our anticipated schedule or consistent with the clinical trial protocol, Good Clinical Practice and regulatory requirements, or other third parties do not perform data collection and analysis in a timely or accurate manner;

•
inspections of clinical trial sites by the FDA or IRBs find regulatory violations that require us to undertake corrective action, suspend or terminate one or more sites, or prohibit us from using some or all of the data in support of our marketing applications;

•
third-party contractors become debarred or suspended or otherwise penalized by FDA or other government or regulatory authorities for violations of regulatory requirements, in which case we may need to find a substitute contractor, and we may not be able to use some or any of the data produced by such contractors in support of our marketing applications; or

•
one or more IRBs or our Data Safety Monitoring Board, or DSMB, refuses to approve, suspends or terminates the trial at an investigational site, precludes enrollment of additional subjects, or withdraws its approval of the trial.

If we are unable to conduct our clinical trials properly and on schedule, the FDA may delay or deny marketing approval.

Final marketing approval of our product candidates by the FDA or other regulatory authorities for commercial use may be delayed, limited, or denied, any of which would adversely affect our ability to generate operating revenues.

Any of the following factors, if one or more were to occur, could cause final marketing approval for our product candidates to be delayed, limited or denied:

•	our product candidates could fail to demonstrate safety and efficacy in preclinical or clinical testing;

•	the manufacturing processes for our product candidates could fail to consistently demonstrate their safety and purity;

•	the FDA could disagree with the clinical endpoints we propose for our clinical trials and refuse to allow us to conduct clinical trials utilizing clinical endpoints we believe are appropriate;

•	it could take many years to complete the testing of our product candidates, and failure can occur at any stage of the process;

•	negative results or adverse side effects during a clinical trial could cause us to delay or terminate development efforts for a product candidate;

•	the FDA could seek the advice of an Advisory Committee of physician and patient representatives that may view the risks of our product candidates as outweighing the benefits;

•	the FDA could require us to expand the size and scope of the clinical trials; or

•	the FDA could impose post-marketing restrictions.

Our development costs will increase if we have material delays in our clinical trials, or if we are required to modify, suspend, terminate or repeat a clinical trial.  If marketing approval for our product candidates is delayed, limited or denied, our ability to market products, and our ability to generate product sales, would be adversely affected.

Any product for which we obtain marketing approval could be subject to restrictions or withdrawal from the market and we may be subject to penalties if we fail to comply with regulatory requirements or if we experience unanticipated problems with our product candidates, when and if any of them are approved.

Any product for which we obtain marketing approval, along with the manufacturing processes, post-approval clinical data, labeling, advertising and promotional activities for such product, will be subject to continual requirements of and review by the FDA and comparable regulatory authorities, including through periodic inspections.  These requirements include, but are not limited to, submissions of safety and other post-marketing information and reports, registration requirements, cGMP and Quality System Regulation, or QSR, requirements relating to quality control, quality assurance and corresponding maintenance of records and documents.  Even if marketing approval of a product is granted, the approval may be subject to limitations on the indicated uses for which the product may be marketed or to other conditions of approval, or may contain requirements for costly and time consuming post-marketing testing and surveillance to monitor the safety or efficacy of the product.  Discovery after approval of previously unknown problems with our product candidates or manufacturing processes, or failure to comply with regulatory requirements, may result in actions such as:

•	restrictions on such products’ manufacturers or manufacturing processes;

•	restrictions on the marketing or distribution of a product, including refusals to permit the import or export of products;

•	warning letters or untitled letters;

•	warning labels on the products;

•	withdrawal of the products from the market;

•	refusal to approve pending applications or supplements to approved applications that we submit;

•	suspension of any ongoing clinical trials;

•	recall of products;

•	fines, restitution or disgorgement of profits or revenue;

•	suspension or withdrawal of marketing approvals;

•	product seizure;

•	injunctions; or

•	imposition of civil or criminal penalties.

In addition, if any of our product candidates are approved, our product labeling, advertising and promotion would be subject to regulatory requirements and continuing regulatory review.  The FDA strictly regulates the promotional claims that may be made about prescription products.  In particular, a product may not be promoted for uses that are not approved by the FDA as reflected in the product’s approved labeling.  The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant sanctions.

Current or future legislation may make it more difficult and costly for us to obtain marketing approval of our product candidates.

In 2007, the Food and Drug Administration Amendments Act of 2007, or the FDAAA, became law.  This legislation grants significant new powers to the FDA, many of which are aimed at assuring the safety of drugs and biologics after approval.  For example, FDAAA granted the FDA new authority to impose post-approval clinical study requirements, require safety-related changes to product labeling and require the adoption of risk management plans, referred to as risk evaluation and mitigation strategies, or REMS.  The REMS may include requirements for special labeling or medication guides for patients, special communication plans to health care professionals, and restrictions on distribution and use.  Pursuant to FDAAA, if the FDA makes the requisite findings, it might require that a new product be used only by physicians with specified specialized training, only in specified designated health care settings, or only in conjunction with special patient testing and monitoring.  The legislation also included requirements for disclosing clinical study results to the public through a clinical study registry, and renewed requirements for conducting clinical studies to generate information on the use of products in pediatric patients.  Under the FDAAA, companies that violate the new law are subject to substantial civil monetary penalties.  The requirements and changes imposed by the FDAAA may make it more difficult, and more costly, to obtain and maintain approval of new biological products.

In addition, the FDA’s regulations, policies or guidance may change and new or additional statutes or government regulations may be enacted that could prevent or delay marketing approval of our product candidates or further restrict or regulate post-approval activities.  For example, proposals have been made to further expand post-approval requirements and restrict sales and promotional activities.  It is impossible to predict whether additional legislative changes will be enacted, or whether the FDA regulations, guidance or interpretations will be changed, or what the impact of such changes or the marketing approvals of our product candidates, if any, may be.

Risks Related to the Commercialization of Our Product Candidates

If we fail to educate and train physicians as to the distinctive characteristics, benefits, safety, clinical efficacy and cost-effectiveness of our product candidates, our sales will not grow.

Acceptance of our product candidates depends, in large part, on our ability to train physicians in the proper implantation of our neo-organs, which will require significant expenditure of our resources.  Convincing physicians to dedicate the time and energy necessary to properly train to use new products and techniques is challenging, and we may not be successful in these efforts.  If physicians are not properly trained, they may ineffectively implant our product candidates.  Such misuse or ineffective implantation may result in unsatisfactory patient outcomes, patient injury, negative publicity or lawsuits against us.  Accordingly, even if our product candidates are superior to alternative treatments, our success will depend on our ability to gain and maintain market acceptance for our product candidates.  If we fail to do so, our sales will not grow and our business, financial condition and results of operations will be adversely affected.  We may not have adequate resources to effectively educate the medical community and/or our efforts may not be successful due to physician resistance or perceptions regarding our product candidates.

We face uncertainty related to pricing, reimbursement and health care reform, which could reduce our revenue.

Sales of our product candidates, if approved for commercialization, will depend in part on the availability of coverage and reimbursement from third-party payors such as government insurance programs, including Medicare and Medicaid, private health insurers, health maintenance organizations and other health care related organizations.  If our product candidates are approved for commercialization, pricing and reimbursement may be uncertain.  Both the federal and state governments in the United States and foreign governments continue to propose and pass new legislation affecting coverage and reimbursement policies, which are designed to contain or reduce the cost of health care.  Further federal and state proposals and health care reforms are likely which could limit the prices that can be charged for the product candidates that we develop and may further limit our commercial opportunity.  There may be future changes that result in reductions in current coverage and reimbursement levels for our products, if commercialized, and we cannot predict the scope of any future changes or the impact that those changes would have on our operations.

Adoption of our product candidates by the medical community may be limited if doctors and hospitals do not receive full reimbursement for our products, if commercialized.  Cost control initiatives may decrease coverage and payment levels for our product candidates and, in turn, the price that we will be able to charge for any product.  We are impacted by efforts by public and private third-party payors to control costs.  We are unable to predict all changes to the coverage or reimbursement methodologies that will be applied by private or government payors to our product candidates.  Any denial of private or government payor coverage or inadequate reimbursement for procedures performed using our products, if commercialized, could harm our business and reduce our revenue.

We could be adversely affected if healthcare reform measures substantially change the market for medical care or healthcare coverage in the United States.

The U.S. Congress recently adopted legislation regarding health insurance, which has been signed into law.  As a result of this new legislation, substantial changes could be made to the current system for paying for healthcare in the United States, including changes made in order to extend medical benefits to those who currently lack insurance coverage.  Extending coverage to a large population could substantially change the structure of the health insurance system and the methodology for reimbursing medical services, drugs and devices.  These structural changes could entail modifications to the existing system of private payors and government programs, such as Medicare, Medicaid and State Children’s Health Insurance Program, creation of a government-sponsored healthcare insurance source, or some combination of both, as well as other changes.  Restructuring the coverage of medical care in the United States could impact the reimbursement for prescribed drugs, biopharmaceuticals, medical devices, or our product candidates.  If reimbursement for our approved product candidates, if any, is substantially less that we expect in the future, or rebate obligations associated with them are substantially increased, our business could be materially and adversely impacted.

Extending medical benefits to those who currently lack coverage will likely result in substantial cost to the U.S. federal government, which may force significant changes to the healthcare system in the United States.  Much of the funding for expanded healthcare coverage may be sought through cost savings.  While some of these savings may come from realizing greater efficiencies in delivering care, improving the effectiveness of preventive care and enhancing the overall quality of care, much of the cost savings may come from reducing the cost of care.  Cost of care could be reduced by decreasing the level of reimbursement for medical services or products, or by restricting coverage and, thereby, utilization of medical services or products.  In either case, a reduction in the utilization of, or reimbursement for, any product for which we receive marketing approval in the future could have a materially adverse impact on our financial performance.

There is substantial uncertainty regarding the exact meaning and interpretation of the provisions of healthcare reform that have been enacted.  This uncertainty limits our ability to forecast changes that may occur in the future and to manage our business accordingly.

We may face competition from companies and institutions that may develop products that make ours less attractive or obsolete through both new technologies that may be similar to ours, or more traditional pharmaceutical or medical device treatments.

Many of our competitors have greater resources or capabilities than we have, or may already have or succeed in developing better products or in developing products more quickly than we do, and we may not compete successfully with them.

The medical device, pharmaceutical and biotechnology industries are highly competitive.  We compete for funding.  If our product candidates become available for commercial sale, we will compete in the marketplace.  For funding, we compete primarily with other companies which, like us, are focused on discovering and developing novel products or therapies for the treatment of human disease based on regenerative medicine technologies or other novel scientific principles.  In the marketplace, we may eventually compete with other companies and organizations that are marketing or developing therapies for our targeted disease indications, based on traditional pharmaceutical, medical device or other, non-cellular therapies and technologies.

We also face competition in the cell therapy field from academic institutions and governmental agencies.  Many of our current and potential competitors have greater financial and human resources than we have, including more experience in research and development and more established sales, marketing and distribution capabilities.

We anticipate that competition in our industry will increase.  In addition, the health care industry is characterized by rapid technological change, resulting in new product introductions and other technological advancements.  Our competitors may develop and market products that render our current product or any future product non-competitive or otherwise obsolete.

The use of our product candidates in human subjects may expose us to product liability claims, and we may not be able to obtain adequate insurance.

We face an inherent risk of product liability claims.  Our clinical-stage product candidates are in early development and have not been used over an extended period of time in a large number of patients and, therefore, our long-term safety and efficacy data are limited.  Patients have experienced in the past and may experience in the future serious adverse events.  Our current product liability coverage is $5.0 million per occurrence and in the aggregate.  We will need to increase our insurance coverage if and when we begin commercializing any of our product candidates.  We may not be able to obtain or maintain product liability insurance on acceptable terms with adequate coverage.  If claims against us substantially exceed our coverage, then our business could be adversely impacted.  Regardless of whether we are ultimately successful in any product liability litigation, such litigation could consume substantial amounts of our financial and managerial resources and could result in among others:

•	significant awards against us;

•	substantial litigation costs;

•	injury to our reputation and the reputation of our product candidates;

•	withdrawal of clinical trial participants; and

•	adverse regulatory action.

Any of these results would substantially harm our business.

We have never marketed a product before, and if we are unable to establish an effective focused sales force and marketing infrastructure, we will not be able to commercialize our product candidates successfully.

We intend to explore building the necessary marketing and sales infrastructure to market and sell our current product candidates, if they receive marketing approval.  We currently do not have internal sales, distribution and marketing capabilities.  The development of a sales and marketing infrastructure for our domestic operations will require substantial resources, will be expensive and time consuming and could negatively impact our commercialization efforts, including delay of any product launch.  These costs may be incurred in advance of any approval of our product candidates.  In addition, we may not be able to hire a focused sales force in the United States that is sufficient in size or has adequate expertise in the medical markets that we intend to target, including surgery.  If we are unable to establish our focused sales force and marketing capability for our product candidates, we may not be able to generate any product revenue, may generate increased expenses and may never become profitable.

If we are unable to establish development or marketing collaborations with third parties, we may not be able to develop, commercialize or distribute our products successfully.

We may need to establish development or marketing collaborations with third parties in order to complete development of our product candidates or for the commercialization or distribution of our product candidates.  We expect to face competition in our efforts to identify appropriate collaborators or partners to help develop or commercialize our product candidates in our target commercial areas.  If we are unable to establish adequate collaborations, our ability to develop or market our product candidates could be adversely affected.  Further, to the extent third parties with whom we collaborate fail to perform, our ability to achieve our development or marketing goals may be adversely affected, and our business could suffer.

Risks Related to Intellectual Property

If we are unable to obtain and maintain protection for our intellectual property, the value of our technology and products will be adversely affected.

Our success will depend in large part on our ability to obtain and maintain protection in the United States and other countries for the intellectual property covering or incorporated into our technology and products.  The patent situation in the field of biotechnology and pharmaceuticals generally is highly uncertain and involves complex legal, technical, scientific and factual questions.  We may not be able to obtain additional issued patents relating to our technology or products.  Even if issued, patents issued to us or our licensors may be challenged, narrowed, invalidated, held to be unenforceable or circumvented, or determined not to cover our product candidates or our competitors’ products, which could limit our ability to stop competitors from marketing identical or similar products or reduce the term of patent protection we may have for our product candidates.  Changes in either patent laws or in interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property or narrow the scope of our patent protection.  The degree of future protection for our proprietary rights is uncertain, and we cannot ensure that:

•	we or our licensors were the first to make the inventions covered by each of our pending patent applications;

•	we or our licensors were the first to file patent applications for these inventions;

•	others will not independently develop similar or alternative technologies or duplicate any of our technologies;

•
any patents issued to us or our licensors will provide a basis for commercially viable products, will provide us with any competitive advantages or will not be successfully challenged by third parties;

•	we will continue developing additional proprietary technologies that are patentable;

•	we will file patent applications for new proprietary technologies promptly or at all;

•	our patents will not expire prior to or shortly after commencing commercialization of a product;

•	our licensors will enforce the rights of the patents we license; or

•	the patents of others will not have a negative effect on our ability to do business.

In addition, we cannot guarantee that any of our pending patent applications will result in issued patents.  If patents are not issued in respect of our pending patent applications, we may not be able to stop competitors from marketing products similar to ours.

Our patents also may not afford us protection against competitors with identical or similar technology.

Because patent applications in the United States and many other jurisdictions are typically not published until 18 months after filing, or in some cases not at all, and because publications of discoveries in the scientific literature often lag behind the actual discoveries, neither we nor our licensors can be certain that we or they were the first to make the inventions claimed in our or their issued patents or pending patent applications, or that we or they were the first to file for protection of the inventions set forth in these patent applications.  If a third party has also filed a United States patent application covering our product candidates or a similar invention, we may have to participate in an adversarial proceeding, known as an interference, declared by the United States Patent and Trademark Office to determine priority of invention in the United States.  The costs of these proceedings could be substantial and it is possible that our efforts could be unsuccessful, resulting in a loss of our United States patent position.  If a third party believes we or our licensor were not entitled to the grant of one or more patents, such third party may challenge such patents in an interference or re-examination proceeding in the United States, or opposition or similar proceeding in another country.

If we fail to comply with our obligations in our intellectual property licenses with third parties, we could lose license rights that are important to our business.

We are a party to license agreements with Children’s Hospital Boston and Wake Forest University Health Sciences pursuant to which we license certain intellectual property relating to our product candidates.  We may enter into additional licenses in the future.  Our existing licenses impose, and we expect that future licenses will impose, various diligence, milestone payment, royalty, insurance and other obligations on us.  If we fail to comply with these obligations, the licensor may have the right to terminate the license, in which event we might not be able to market any product that is covered by the licensed patents.

If we are unable to protect the confidentiality of our proprietary information, trade secrets and know-how, the value of our technology and product candidates could be adversely affected.

Our proprietary information, trade secrets and know-how are important components of our intellectual property, particularly in connection with the manufacturing of our product candidates.  We seek to protect our proprietary information, trade secrets, know-how and confidential information, in part, by confidentiality agreements with our employees, corporate partners, outside scientific collaborators, sponsored researchers, consultants and other advisors.  We also have confidentiality and invention or patent assignment agreements with our employees and our consultants.  If our employees or consultants breach these agreements, we may not have adequate remedies for any of these breaches.  In addition, our proprietary information, trade secrets and know-how may otherwise become known to or be independently developed by others.  Enforcing a claim that a party illegally obtained and is using our proprietary information, trade secrets and know-how is difficult, expensive and time consuming, and the outcome is unpredictable.  In addition, courts outside the United States may be less willing to protect trade secrets.  Costly and time consuming litigation could be necessary to seek to enforce and determine the scope of our proprietary information, trade secrets and know-how, and failure to obtain or maintain protection of proprietary information, trade secret and know-how could adversely affect our competitive business position.

If we infringe or are alleged to infringe the intellectual property rights of third parties, our business could suffer.

Our research, development and commercialization activities, as well as any product candidates or products resulting from these activities, may infringe or be accused of infringing one or more claims of an issued patent or may fall within the scope of one or more claims in a published patent application that may subsequently issue and to which we do not hold a license or other rights.  Third parties may own or control these patents or patent applications in the United States and abroad.  These third parties could bring claims against us that would cause us to incur substantial expenses and, if successful against us, could cause us to pay substantial damages.  Further, if a patent infringement suit were brought against us, we could be forced to stop or delay research, development, manufacturing or sales of the product or product candidate that is the subject of the suit.  No assurance can be given that patents do not exist, have not been filed, or could not be filed or issued, which contain claims covering our product candidates, technology or methods.

In order to avoid or settle potential claims with respect to any of the patent rights described above or any other patent rights of third parties, we may choose or be required to seek a license from a third party and be required to pay license fees or royalties or both.  These licenses may not be available on acceptable terms, or at all.  Even if we or our future collaborators were able to obtain a license, the rights may be non-exclusive, which could result in our competitors gaining access to the same intellectual property.  Ultimately, we could be prevented from commercializing one or more product candidates, or be forced to cease some aspect of our business operations, if, as a result of actual or threatened patent infringement claims, we are unable to enter into licenses on acceptable terms.  This could harm our business significantly.

Others may sue us for infringing their patent or other intellectual property rights or file nullity, opposition, re-examination or interference proceedings against our patents, even if such claims or proceedings are without merit, which would similarly harm our business.  Furthermore, during the course of litigation, confidential information may be disclosed in the form of documents or testimony in connection with discovery requests, depositions or trial testimony.  Disclosure of our confidential information and our involvement in intellectual property litigation could materially adversely affect our business.

There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the pharmaceutical and biotechnology industries.  In addition to infringement claims against us, we may become a party to other patent litigation and other proceedings, including interference proceedings declared by the United States Patent and Trademark Office and opposition proceedings in the European Patent Office, regarding intellectual property rights with respect to our product candidates and technology.  Even if we prevail, the cost to us of any patent litigation or other proceeding could be substantial.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources.  In addition, any uncertainties resulting from any litigation could significantly limit our ability to continue our operations.  Patent litigation and other proceedings may also absorb significant management time.  Many of our employees were previously employed at universities or other biotechnology or pharmaceutical companies, including our competitors or potential competitors.  We try to ensure that our employees do not use the proprietary information, trade secrets or know-how of others in their work for us.  However, we may be subject to claims that we or these employees have inadvertently or otherwise used or disclosed intellectual property, trade secrets, know-how or other proprietary information of any such employee’s former employer.  Litigation may be necessary to defend against these claims and, even if we are successful in defending ourselves, could result in substantial costs to us or be distracting to our management.  If we fail to defend any such claims, in addition to paying monetary damages, we may jeopardize valuable intellectual property rights, disclose confidential information or lose personnel.

Risks Related to our Common Stock

If our common stock were to be delisted, holders of the warrants issued in connection with our March 2011 private placement could require the Company to settle the warrants by making a cash payment, which would have a material adverse effect on our liquidity and ability to fund our operations.

In March 2011, we closed a private placement transaction pursuant to which we sold securities consisting of 11,079,250 shares of common stock and warrants to purchase 10,460,875 shares of common stock.  The warrant agreement gives each holder the option to receive a cash payment based on a Black-Scholes valuation of the warrant upon a change-in-control or upon a delisting, other than a stockholder-approved delisting, from the NASDAQ Global Market, where our common stock is currently traded, or from any other national securities exchange on which our common stock may be traded at the time.

On October 4, 2011, we received a non-compliance letter from NASDAQ stating that we had failed to maintain the minimum bid price requirement for continued listing on the NASDAQ Global market and providing us a six month period to regain compliance.  If we are unable to regain and subsequently maintain the requisite continued listing standards as required by either the NASDAQ Global Market or the NASDAQ Capital Market and we cannot meet the listing requirements of any other national securities exchange, our common stock could cease to be listed on a national securities exchange, which would have a material adverse impact on our stockholders’ ability to buy or sell our common stock and would severely limit our ability to raise additional capital.  Additionally, in the event of such a delisting, the holders of the PIPE warrants could demand that we make a cash payment to them reflecting the Black-Scholes valuation of the warrant at the time of the delisting.  Assuming announcement of a delisting, the net cash settlement value as of September 30, 2011 would have been approximately $3.1 million.  Both a delisting and the resulting cash payment to the holders of our PIPE warrants would have a material adverse effect on our business, financial condition and results of operations

The trading price of the shares of our common stock could be highly volatile, and purchasers of our common stock could incur substantial losses.

The trading price of our common stock has fluctuated significantly since our IPO and our stock price is likely to continue to be volatile.  The stock market in general and the market for biotechnology companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies.  The market price for our common stock may be influenced by many factors, including:

•	setbacks or difficulties associated with our clinical trials;

•	our ability to enroll patients in our clinical trials;

•	results of clinical trials of our product candidates or those of our competitors;

•	regulatory developments in the United States and foreign countries;

•	variations in our financial results or those of companies that are perceived to be similar to us;

•	changes in the structure of healthcare payment systems, especially in light of current reforms to the U.S. healthcare system;

•	announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	market conditions in the pharmaceutical and biotechnology sectors and issuance of securities analysts’ reports or recommendations;

•	sales of substantial amounts of our stock by existing stockholders;

•	sales of our stock by insiders and 5% stockholders;

•	general economic, industry and market conditions;

•	additions or departures of key personnel;

•	intellectual property, product liability or other litigation against us;

•	expiration or termination of our relationships with our collaborators; and

•	the other factors described in this “Risk Factors” section.

In addition, in the past, stockholders have initiated class action lawsuits against biotechnology and pharmaceutical companies following periods of volatility in the market prices of these companies’ stock.  Such litigation, if instituted against us, could cause us to incur substantial costs and divert management’s attention and resources, which could have a material adverse effect on our business, financial condition and results of operations.

The future sale of our common stock could negatively affect our stock price.

Sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, could cause the market price of our common stock to decline. These sales could also make it more difficult for us to sell equity or equity-related securities in the future at times or prices that we deem appropriate.  As of January 23, 2012, we had 23,962,984 shares of common stock outstanding and warrants to purchase 10,645,888 shares of common stock at a weighted average exercise price of $3.11 per share.  The currently outstanding shares can be freely sold in the public market and the warrant shares, upon issuance, may also be freely sold in the public market, subject, in each case, to certain restrictions imposed by federal securities laws on our affiliates.

We also currently have under our stock option and equity incentive plans 2,878,116 shares reserved for issuance related to equity awards granted to our officers, directors and employees and an additional 856,413 shares reserved for issuance, all of which, when issued, may be freely sold in the public market, subject to certain restrictions imposed by federal securities laws on our affiliates.

Concentration of ownership of our common stock among our existing executive officers and directors may prevent new investors from influencing significant corporate decisions.

As of January 23, 2012, our executive officers, directors and their affiliates own, in the aggregate, approximately 29% of the 23,962,984 shares of our outstanding common stock.  Funds affiliated with directors own warrants to purchase an aggregate of 4,328,625 shares of common stock upon exercising their warrants at an exercise price of $2.88 per share.  In addition, our executive officers and directors hold options to purchase 1,670,050 shares of common stock upon exercising their options at a weighted-average exercise price of $1.10 per share.  These persons, if acting together, would be able to significantly influence all matters requiring stockholder approval, including the election and removal of directors and any merger or other significant corporate transactions.  The interests of this group of stockholders may not coincide with our interests or the interests of other stockholders.

We will need to raise additional capital to fund our operations, which may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights.

We may seek additional capital through a combination of private and public equity offerings, debt financings and collaboration, strategic and licensing arrangements.  To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest may be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a stockholder.  In addition, the warrants we issued in connection with our March 2011 private placement transaction provide that the exercise price of such warrants would be adjusted downward in the event we subsequently issue stock at a price per share less than the current exercise price per share of the warrants.  Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring debt, making capital expenditures or declaring dividends.  If we raise additional funds through collaboration, strategic alliance and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies or product candidates or grant licenses on terms that are not favorable to us.

Certain provisions of the warrants issued in connection with our March 2011 private placement provide for preferential treatment to the holders of the warrant and could impede a sale of the Company.

In March 2011, we closed a private placement transaction pursuant to which we sold securities consisting of 11,079,250 shares of common stock and warrants to purchase 10,460,875 shares of common stock.  The warrant agreement gives each holder the option to receive a cash payment based on a Black-Scholes valuation of the warrant upon a change in control of the Company or upon the Company’s failure to be listed on any of the New York Stock Exchange, the NYSE Alternext (formerly the American Stock Exchange), the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or any other national securities exchange, which failure to be listed is not the result of a transaction approved by the Company’s stockholders (a Delisting).  The warrant agreement, which specifies the method of calculating the Black-Scholes value, includes the requirement to calculate the Black-Scholes value using a minimum volatility of 100%.  Holders of the Company’s common stock, or holders of other warrants, do not have the right to receive a cash payment upon a Delisting.  Further, other current warrant holders do not have the right to receive a cash payment in every change in control transaction.  The cash payment could be greater than the consideration that the Company’s other equity holders would receive in a change in control transaction.  This provision of the warrant agreement could make a change in control transaction more expensive for a potential acquirer and could negatively impact the Company’s ability to pursue and consummate such a transaction.

Certain provisions of Delaware law and of our charter documents contain provisions that could delay and discourage takeover attempts and any attempts to replace our current management by stockholders.

Certain provisions of our certificate of incorporation and bylaws, and applicable provisions of Delaware corporate law, may make it more difficult for or prevent a third party from acquiring control of us or changing our board of directors and management.  These provisions include:

•	the ability of our board of directors to issue preferred stock with voting or other rights or preferences;

•	the inability of stockholders to act by written consent;

•	a classified board of directors with staggered three-year terms;

•	requirement that special meetings of our stockholders may only be called upon a resolution adopted by an affirmative vote of a majority of our board of directors; and

•
requirements that our stockholders comply with advance notice procedures in order to nominate candidates for election to our board of directors or to place stockholders’ proposals on the agenda for consideration at meetings of stockholders.

We are afforded the protections of Section 203 of the Delaware General Corporation Law, which prevents us from engaging in a business combination with a person who acquires at least 15% of our common stock for a period of three years from the date such person acquired such common stock, unless prior board or stockholder approval was obtained.

Any delay or prevention of a change of control transaction or changes in our board of directors or management could deter potential acquirers or prevent the completion of a transaction in which our stockholders could receive a substantial premium over the then-current market price for their shares.

We do not expect to pay cash dividends on our common stock in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future.  Any payment of cash dividends will depend upon our financial condition, results of operations, capital requirements and other factors and will be at the discretion of our board of directors.  Accordingly, you will have to rely on capital appreciation, if any, to earn a return on your investment in our common stock.  Currently, we are subject to contractual restrictions on the payment of dividends under certain of our debt instruments.  Furthermore, we may become subject to additional contractual restrictions or prohibitions on the payment of dividends.

RATIO OF EARNINGS TO FIXED CHARGES

If we offer debt securities and/or preference equity securities under this prospectus, then we will, if required at that time, provide a ratio of earnings to fixed charges and/or ratio of combined fixed charges and preference dividends to earnings, respectively, in the applicable prospectus supplement for such offering.

 USE OF PROCEEDS

Unless otherwise described in the applicable prospectus supplement, we intend to use the net proceeds (after the payment of offering expenses and underwriting discounts and commissions) we receive from the sale of the securities offered by this prospectus for general corporate purposes, which may include, among other things, repayment of debt, research and development expenses related to our product candidates, capital expenditures, the financing of possible acquisitions or business expansions (although we have no present commitments or agreements relating to possible acquisitions), increasing our working capital and the financing of ongoing operating expenses and overhead.

The actual application of proceeds from the sale of any particular offering of securities using this prospectus will be described in the applicable prospectus supplement relating to such offering.  The precise amount and timing of the application of these proceeds will depend upon our funding requirements and the availability and cost of other funds.

 PLAN OF DISTRIBUTION

We may sell the securities being offered under this prospectus from time to time in one or more of the following ways:

•	through one or more underwriters;

•
through brokers or dealers, who may act as agents or principal (including a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction);

•	directly to one or more purchasers;

•	through agents;

•	through registered direct offerings;

•	as part of a collaboration with a third party;

•	in privately negotiated transactions; and

•	in any combination of these methods of sale.

For each offering of securities under this prospectus, we will set forth in a prospectus supplement the terms of the offering, including:

•	the name or names of any agents, underwriters or dealers;

•	the terms of the securities being offered, including the purchase price and the proceeds we will receive from the sale;

•	any underwriting discounts, concessions and commissions or agency fees and other items constituting underwriters’, broker dealers’ or agents’ compensation;

•	any over-allotment options under which underwriters may purchase additional securities from us; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

Underwriters, brokers, dealers, agents and others that participate in the distribution of the securities may be underwriters as defined in the Securities Act of 1933, as amended, or the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act.  In no event will the total amount of cash compensation paid to underwriters, agents, brokers or dealers exceed 8% of the gross proceeds of the offering.  We will identify in the applicable prospectus supplement any underwriters, brokers, dealers, agents and others and will describe their compensation.  We may have agreements with underwriters, dealers, agents and others to indemnify them against specified civil liabilities, including liabilities under the Securities Act.  Underwriters, dealers, agents and others may engage in transactions with or perform services for us in the ordinary course of their businesses.

If required under applicable state securities laws, we will sell the securities only through registered or licensed brokers or dealers.  In addition, in some states, we may not sell securities unless they have been registered or qualified for sale in the applicable state or unless we have complied with an exemption from any registration or qualification requirements.

Agents

We may designate agents who agree to solicit purchases for the period of their appointment or to sell securities on a continuing basis.  Unless the prospectus supplement provides otherwise, agents will act on a best efforts basis for the period of their appointment.  Agents may receive compensation in the form of commissions, discounts or concessions from us.  Agents may also receive compensation from the purchasers of the securities for whom they sell as principals.  Each particular agent will receive compensation in amounts negotiated in connection with the sale, which might be in excess of customary commissions.

Underwriters

If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account.  The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.  The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement.  Unless the prospectus supplement provides otherwise, underwriters will be obligated to purchase all of the securities offered by the prospectus supplement.  We may change from time to time any initial public offering price and any discounts, commissions or concessions the underwriters allow or reallow or pay to dealers.  We may use underwriters with whom we have a material relationship, and we may offer the securities to the public through an underwriting syndicate or through a single underwriter.  We will describe in the prospectus supplement naming the underwriter the nature of any such relationship and underwriting arrangement.

Dealers

We also may sell securities to a dealer as principal.  If we sell our securities to a dealer as a principal, then the dealer may resell those securities to the public at varying prices to be determined by such dealer at the time of resale.  The name of the dealer and the terms of the transactions will be set forth in the applicable prospectus supplement.

Direct Sales and Institutional Purchases

We may also sell securities directly to one or more purchasers, in which case underwriters or agents would not be involved in the transaction.

Further, we may authorize agents, underwriters or dealers to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future.  We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in an applicable prospectus supplement.

Stabilization Activities

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended, or the Exchange Act.  Overallotment involves sales in excess of the offering size, which create a short position.  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.  Short covering transactions involve purchases in the open market after the distribution is completed to cover short positions.  Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions.  Such activities may cause the price of the securities to be higher than they would otherwise be.  If commenced, the underwriters may discontinue any of the activities at any time.  These transactions may be effected on the Nasdaq Global Market or otherwise.

Passive Market Making

Any underwriters who are qualified market makers on the Nasdaq Global Market may engage in passive market making transactions on the Nasdaq Global Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales.  Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers.  In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

Costs

We will bear all costs, expenses and fees in connection with the registration of the securities, as well as the expense of all commissions and discounts, if any, attributable to sales of the securities by us.

 DESCRIPTION OF OUR COMMON STOCK

The following summary description of our common stock is based on the provisions of our amended and restated certificate of incorporation, amended and restated bylaws and the applicable provisions of the Delaware General Corporation Law. This information is a summary and may not be complete in all respects. For information on how to obtain copies of our amended and restated certificate of incorporation and amended and restated bylaws, see the discussion elsewhere in this proxpectus under the heading “Where You Can Find More Information.”

We may offer our common stock directly or upon the conversion of debt securities, preferred stock or units and the exercise of warrants or rights.

Authorized Capital

We currently have authority to issue 90,000,000 shares of our common stock, par value $0.001 per share. As of January 23, 2012, we had 23,962,984 shares of our common stock issued and outstanding.

Voting Rights

Except as otherwise required by Delaware law, at every annual or special meeting of stockholders, every holder of common stock is entitled to one vote per share. There is no cumulative voting in the election of directors.

Dividend Rights

Subject to preferences that may be applicable to any outstanding series of preferred stock, the holders of our common stock will receive ratably any dividends declared by our Board of Directors out of funds legally available for the payment of dividends.

Liquidation and Preemptive Rights

In the event of our liquidation, dissolution or winding−up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of our preferred stock, if any, then outstanding. The holders of our common stock have no preemptive or other subscription rights. Our outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

 DESCRIPTION OF PREFERRED STOCK

This section describes the general terms and provisions of the preferred stock we may offer. This information is a summary and may not be complete in all respects. The specific terms of any series will be described in a prospectus supplement or a free writing prospectus, as applicable. The specific terms of the preferred stock as described in a prospectus supplement or free writing prospectus will supplement and, if applicable, may modify or replace the general terms described in this section. Any series of preferred stock we issue will be governed by our amended and restated certificate of incorporation and by any certificate of designations relating to that series. We will file any amendment to our amended and restated certificate of incorporation and any certificate of designations with the SEC and incorporate it by reference as an exhibit to our registration statement at or before the time we issue any preferred stock of that series.

Authorized Preferred Stock

Our amended and restated certificate of incorporation authorizes us to issue 10,000,000 shares of undesignated preferred stock, par value $0.001 per share. We may issue preferred stock from time to time in one or more series, without shareholder approval, when authorized by our Board of Directors.

Our Board of Directors’ ability to authorize, without shareholder approval, the issuance of preferred stock with conversion and other rights, may adversely affect the rights of holders of our common stock or other series of preferred stock that may be outstanding.

No shares of our preferred stock are currently issued or outstanding.

Specific Terms of a Series of Preferred Stock

The preferred stock we may offer will be issued in one or more series. The preferred stock will have the dividend, liquidation, redemption and voting rights discussed below, unless otherwise described in a prospectus supplement relating to a particular series. A prospectus supplement will discuss the following features of the series of preferred stock to which it relates:

•	the designations and stated value per share;

•	the number of shares offered;

•	the amount of liquidation preference per share;

•	the public offering price at which the preferred stock will be issued;

•	the dividend rate, the method of its calculation, the dates on which dividends would be paid and the dates, if any, from which dividends would cumulate;

•	any redemption or sinking fund provisions;

•	any conversion or exchange rights; and

•	any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

Rank

Unless otherwise stated in the prospectus supplement, the preferred stock will have priority over our common stock with respect to dividends and distribution of assets, but will rank junior to all our outstanding indebtedness for borrowed money. Any series of preferred stock could rank senior, equal or junior to our other capital stock, as may be specified in a prospectus supplement, as long as our amended and restated certificate of incorporation so permits.

Dividends

Holders of each series of preferred stock shall be entitled to receive cash dividends to the extent specified in the prospectus supplement when, as and if declared by our Board of Directors, from funds legally available for the payment of dividends. The rates and dates of payment of dividends of each series of preferred stock will be stated in the prospectus supplement. Dividends will be payable to the holders of record of preferred stock as they appear on our books on the record dates fixed by our Board of Directors. Dividends on any series of preferred stock may be cumulative or non−cumulative, as discussed in the applicable prospectus supplement.

Convertibility

Shares of a series of preferred stock may be exchangeable or convertible into shares of our common stock, another series of preferred stock or other securities or property. The conversion or exchange may be mandatory or optional. The prospectus supplement will specify whether the preferred stock being offered has any conversion or exchange features, and will describe all the related terms and conditions.

Redemption

The terms, if any, on which shares of preferred stock of a series may be redeemed will be discussed in the applicable prospectus supplement.

Liquidation

Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount described in the related prospectus supplement. These distributions will be made before any distribution is made on any securities ranking junior to the preferred stock with respect to liquidation, including our common stock. If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of that series will share ratably in proportion to the full liquidation preferences of each security. If the liquidation amounts payable are insufficient to pay any distribution to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights, the holders of the preferred stock of that series will receive nothing. Holders of our preferred stock will not be entitled to any other amounts from us after they have received their full liquidation preference.

Voting

The holders of preferred stock of each series will have no voting rights, except as required by law and as described below or in a prospectus supplement.

Without the affirmative vote of a majority of the shares of preferred stock of any series then outstanding, we may not:

•	increase or decrease the aggregate number of authorized shares of that series;

•	increase or decrease the par value of the shares of that series; or

•	alter or change the powers, preferences or special rights of the shares of that series so as to affect them adversely.

No Other Rights

The shares of a series of preferred stock will not have any preferences, voting powers or relative, participating, optional or other special rights except:

•	as discussed above or in the prospectus supplement;

•	as provided in our amended and restated certificate of incorporation and in any certificate of designations; and

•	as otherwise required by law.

 DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provision of the debt securities we may offer under this prospectus and summarizes the material provisions of the indenture pursuant to which such debt securities will be issued. This section does not restate the indenture in its entirety. The indenture is governed by the trust indenture act of 1939. The terms of the debt securities include those stated in the indenture and those made part of the indenture by reference to the trust indenture act. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the debt securities.

General

The debt securities that we may issue will consist of debentures, notes, bonds or other evidences of indebtedness of the Company, to be issued in one or more series, which may include senior debt securities, subordinated debt securities and senior subordinated debt securities. The particular terms of any series of debt securities we offer, including the extent to which the general terms set forth below may be applicable to a particular series, will be described in a prospectus supplement relating to such series.

Debt securities that we may issue will be issued under an indenture between us and a trustee qualified to act as such under the Trust Indenture Act of 1939. We have filed the form of the indenture as an exhibit to the Registration Statement of which this prospectus is a part. When we refer to the “indenture” in this prospectus, we are referring to the indenture under which your debt securities are issued as supplemented by any supplemental indenture applicable to your debt securities. We will provide the name of the trustee in any prospectus supplement related to the issuance of debt securities, and we will also provide certain other information related to the trustee, including describing any relationship we have with the trustee, in such prospectus supplement.

Information You Will Find In the Prospectus Supplement

The indenture provides that we may issue debt securities from time to time in one or more series and that we may denominate the debt securities and make them payable in foreign currencies. The indenture does not limit the aggregate principal amount of debt securities that can be issued thereunder. The prospectus supplement for a series of debt securities will provide information relating to the terms of the series of debt securities being offered, which may include:

•	the title and denominations of the debt securities of the series;

•	any limit on the aggregate principal amount of the debt securities of the series;

•	the date or dates on which the principal and premium, if any, with respect to the debt securities of the series are payable or the method of determination thereof;

•	the rate or rates, which may be fixed or variable, at which the debt securities of the series shall bear interest, if any, or the method of calculating and/or resetting such rate or rates of interest;

•	the dates from which such interest shall accrue or the method by which such dates shall be determined and the duration of the extensions and the basis upon which interest shall be calculated;

•
the interest payment dates for the series of debt securities or the method by which such dates will be determined, the terms of any deferral of interest and any right of ours to extend the interest payment periods;

•	the place or places where the principal and interest on the series of debt securities will be payable;

•	the terms and conditions upon which debt securities of the series may be redeemed, in whole or in part, at our option or otherwise;

•
our obligation, if any, to redeem, purchase, or repay debt securities of the series pursuant to any sinking fund or other specified event or at the option of the holders and the terms of any such redemption, purchase, or repayment;

•
the terms, if any, upon which the debt securities of the series may be convertible into or exchanged for other securities, including, among other things, the initial conversion or exchange price or rate and the conversion or exchange period;

•
if the amount of principal, premium, if any, or interest with respect to the debt securities of the series may be determined with reference to an index or formula, the manner in which such amounts will be determined;

•
if any payments on the debt securities of the series are to be made in a currency or currencies (or by reference to an index or formula) other than that in which such securities are denominated or designated to be payable, the currency or currencies (or index or formula) in which such payments are to be made and the terms and conditions of such payments;

•	any changes or additions to the provisions of the indenture dealing with defeasance, including any additional covenants that may be subject to our covenant defeasance option;

•
the currency or currencies in which payment of the principal and premium, if any, and interest with respect to debt securities of the series will be payable, or in which the debt securities of the series shall be denominated, and the particular provisions applicable thereto in accordance with the indenture;

•
the portion of the principal amount of debt securities of the series which will be payable upon declaration of acceleration or provable in bankruptcy or the method by which such portion or amount shall be determined;

•	whether the debt securities of the series will be secured or guaranteed and, if so, on what terms;

•	any addition to or change in the events of default with respect to the debt securities of the series;

•	the identity of any trustees, authenticating or paying agents, transfer agents or registrars;

•	the applicability of, and any addition to or change in, the covenants currently set forth in the indenture;

•	the subordination, ranking or priority, if any, of the debt securities of the series and terms of the subordination;

•	any other terms of the debt securities of the series which are not prohibited by the indenture; and

•
whether securities of the series shall be issuable as registered securities or bearer securities (with or without interest coupons), and any restrictions applicable to the offering, sale or delivery of such bearer securities and the terms upon which such bearer securities of a series may be exchanged for registered securities, and vice versa.

Holders of debt securities may present debt securities for exchange in the manner, at the places, and subject to the restrictions set forth in the debt securities, the indenture, and the prospectus supplement. We will provide these services without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the indenture, any board resolution establishing such debt securities and any applicable indenture supplement. Debt securities in bearer form and the coupons, if any, appertaining thereto will be transferable by delivery.

Interest Rate

Debt securities that bear interest will do so at a fixed rate or a floating rate. We may sell, at a discount below the stated principal amount, any debt securities which bear no interest or which bear interest at a rate that at the time of issuance is below the prevailing market rate. The relevant prospectus supplement will describe the special United States federal income tax considerations applicable to:

•	any discounted debt securities; and

•	any debt securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes.

Registered Global Securities

We may issue registered debt securities of a series in the form of one or more fully registered global securities. We will deposit the registered global security with a depository or with a nominee for a depository identified in the prospectus supplement relating to such series. The global security or global securities will represent and will be in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered debt securities of the series to be represented by the registered global security or securities. Unless it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred, except as a whole in three cases:

•	by the depository for the registered global security to a nominee of the depository;

•	by a nominee of the depository to the depository or another nominee of the depository; and

•	by the depository or any nominee to a successor of the depository or a nominee of the successor.

The prospectus supplement relating to a series of debt securities will describe the specific terms of the depository arrangement concerning any portion of that series of debt securities to be represented by a registered global security. We anticipate that the following provisions will generally apply to all depository arrangements.

Upon the issuance of a registered global security, the depository will credit, on its book−entry registration and transfer system, the principal amounts of the debt securities represented by the registered global security to the accounts of persons that have accounts with the depository. These persons are referred to as “participants.” Any underwriters, agents or dealers participating in the distribution of debt securities represented by the registered global security will designate the accounts to be credited. Only participants or persons that hold interests through participants will be able to beneficially own interests in a registered global security. The depository for a global security will maintain records of beneficial ownership interests in a registered global security for participants. Participants or persons that hold through participants will maintain records of beneficial ownership interests in a global security for persons other than participants. These records will be the only means to transfer beneficial ownership in a registered global security.

The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in global securities.

So long as the depository, or its nominee, is the registered owner of a registered global security, the depository or its nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a registered global security:

•	may not have the debt securities represented by a registered global security registered in their names;

•	will not receive or be entitled to receive physical delivery of debt securities represented by a registered global security in definitive form; and

•	will not be considered the owners or holders of debt securities represented by a registered global security under the indenture.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depository for the registered global security and, if the person is not a participant, on the procedures of the participant through which the person owns its interests, to exercise any rights of a holder under the indenture applicable to the registered global security.

We understand that, under existing industry practices, if we request any action of holders, or if an owner of a beneficial interest in a registered global security desires to give or take any action which a holder is entitled to give or take under the indenture, the depository for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

Payment of Interest on and Principal of Registered Global Securities

We will make principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depository or its nominee to the depository or its nominee as the registered owner of the registered global security. None of Tengion, the trustee, or any paying agent for debt securities represented by a registered global security will have any responsibility or liability for:

•	any aspect of the records relating to, or payments made on account of, beneficial ownership interests in such registered global security;

•	maintaining, supervising, or reviewing any records relating to beneficial ownership interests;

•	the payments to beneficial owners of the global security of amounts paid to the depository or its nominee; or

•	any other matter relating to the actions and practices of the depository, its nominee or any of its participants.

We expect that the depository, upon receipt of any payment of principal, premium or interest in respect of the global security, will immediately credit participants’ accounts with payments in amounts proportionate to their beneficial interests in the principal amount of a registered global security as shown on the depository’s records. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing instructions and customary practices. This is currently the case with the securities held for the accounts of customers registered in “street name.” Such payments will be the responsibility of participants.

Exchange of Registered Global Securities

We may issue debt securities in definitive form in exchange for the registered global security if both of the following occur:

•
the depository for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depository or ceases to be a clearing agency registered under the Exchange Act; and

•	we do not appoint a successor depository within 90 days.

In addition, we may, at any time, determine not to have any of the debt securities of a series represented by one or more registered global securities. In this event, we will issue debt securities of that series in definitive form in exchange for all of the registered global security or securities representing those debt securities.

Covenants by Tengion

The indenture includes covenants by us, including among other things that we will make all payments of principal and interest at the times and places required. The supplemental indenture establishing each series of debt securities may contain additional covenants, including covenants which could restrict our right to incur additional indebtedness or liens and to take certain actions with respect to our businesses and assets.

Events of Default

Unless otherwise indicated in the applicable prospectus supplement, the following will be events of default under the indenture with respect to each series of debt securities issued under the indenture:

•	failure to pay when due any interest on any debt security of that series, continued for 30 days;

•	failure to pay when due the principal of, or premium, if any, on, any debt security of that series;

•	default in the payment of any sinking fund installment with respect to any debt security of that series when due and payable;

•
failure to perform any other covenant or agreement of ours under the indenture or the supplemental indenture with respect to that series or the debt securities of that series, continued for 90 days after written notice to us by the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series to which the covenant or agreement relates;

•	certain events of bankruptcy, insolvency or similar proceedings affecting us; and

•	any other event of default specified in any supplemental indenture under which such series of debt securities is issued.

Except as to certain events of bankruptcy, insolvency or similar proceedings affecting us and except as provided in the applicable prospectus supplement, if any event of default shall occur and be continuing with respect to any series of debt securities under the indenture, either the trustee or the holders of at least 25% in aggregate principal amount of outstanding debt securities of such series may accelerate the maturity of all debt securities of such series. Upon certain events of bankruptcy, insolvency or similar proceedings affecting us, the principal, premium, if any, and interest on all debt securities of each series shall be immediately due and payable.

After any such acceleration, but before a judgment or decree based on acceleration has been obtained by the trustee, the holders of a majority in aggregate principal amount of each affected series of debt securities may waive all defaults with respect to such series and rescind and annul such acceleration if all events of default, other than the non−payment of accelerated principal, have been cured, waived or otherwise remedied.

No holder of any debt securities will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture, unless such holder shall have previously given to the trustee written notice of a continuing event of default and the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the relevant series shall have made written request and offered indemnity satisfactory to the trustee to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding debt securities of such series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a debt security for enforcement of payment of the principal of and premium, if any, or interest on such debt security on or after the respective due dates expressed in such debt security.

Satisfaction and Discharge of the Indenture; Defeasance

Except to the extent set forth in a supplemental indenture with respect to any series of debt securities, we, at our election, may discharge the indenture and the indenture shall generally cease to be of any further effect with respect to that series of debt securities if (a) we have delivered to the trustee for cancellation all debt securities of that series (with certain limited exceptions) or (b) all debt securities of that series not previously delivered to the trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year, and we have deposited with the trustee the entire amount sufficient to pay at maturity or upon redemption all such debt securities.

In addition, we have a “legal defeasance option” (pursuant to which we may terminate, with respect to the debt securities of a particular series, all of our obligations under such debt securities and the indenture with respect to such debt securities) and a “covenant defeasance option” (pursuant to which we may terminate, with respect to the debt securities of a particular series, our obligations with respect to such debt securities under certain specified covenants contained in the indenture). If we exercise our legal defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default. If we exercise our covenant defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default related to the specified covenants.

We may exercise our legal defeasance option or our covenant defeasance option with respect to the debt securities of a series only if we irrevocably deposit in trust with the trustee cash or U.S. government obligations (as defined in the indenture) for the payment of principal, premium, if any, and interest with respect to such debt securities to maturity or redemption, as the case may be. In addition, to exercise either of our defeasance options, we must comply with certain other conditions, including the delivery to the trustee of an opinion of counsel to the effect that the holders of debt securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling from the Internal Revenue Service or other change in applicable Federal income tax law).

The trustee will hold in trust the cash or U.S. government obligations deposited with it as described above and will apply the deposited cash and the proceeds from deposited U.S. government obligations to the payment of principal, premium, if any, and interest with respect to the debt securities of the defeased series.

Mergers, Consolidations and Certain Sales of Assets

We may not:

•	consolidate with or merge into any other person or entity or permit any other person or entity to consolidate with or merge into us in a transaction in which we are not the surviving entity, or

•	sell, convey, transfer or otherwise dispose of all or substantially all of our assets to any other person or entity,

unless:

o
the resulting, surviving or transferee entity shall be a corporation organized and existing under the laws of the United States or any state thereof and such resulting, surviving or transferee entity shall expressly assume, by supplemental indenture, executed and delivered in form satisfactory to the trustee, all of our obligations under the debt securities and the indenture;

o
immediately after giving effect to such transaction (and treating any indebtedness which becomes an obligation of the resulting, surviving or transferee entity as a result of such transaction as having been incurred by such entity at the time of such transaction), no default or event of default would occur or be continuing; and

o
we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

The phrase “substantially all” of our assets will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “substantially all” of our assets has occurred.

Governing Law

The indenture and the debt securities will be governed by the laws of the State of New York.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the debt securities or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation, solely by reason of his, her, or its status as director, officer, incorporator or stockholder of the Company. By accepting a debt security, each holder waives and releases all such liability, but only such liability. The waiver and release are part of the consideration for issuance of the debt securities. Nevertheless, such waiver may not be effective to waive liabilities under the federal securities laws and it has been the view of the SEC that such a waiver is against public policy.

The indenture contains limitations on the right of the trustee, should it become a creditor of Tengion, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. If the trustee acquires an interest that conflicts with any duties with respect to the debt securities, the trustee is required to either resign or eliminate such conflicting interest to the extent and in the manner provided by the indenture.

Evidence of Compliance with Conditions Precedent

If we request the trustee take any action under a provision of the indenture, we shall deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent, if any, set forth in the indenture that relate to the proposed action have been complied with; provided, however, that if the provisions of the indenture require specific documentation for taking a particular action, no additional certificate or opinion will be required.

 DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, preferred stock or common stock. Warrants may be issued independently or together with debt securities, preferred stock or common stock and may be attached to or separate from any offered securities. Any issue of warrants will be governed by the terms of the applicable form of warrant and any related warrant agreement which we will file with the SEC and they will be incorporated by reference to the registration statement of which this prospectus is a part on or before the time we issue any warrants.

The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies (including composite currencies) in which the price of such warrants may be payable;

•	the terms of the securities purchasable upon exercise of such warrants and the procedures and conditions relating to the exercise of such warrants;

•	the price at which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants will commence and the date on which such right shall expire;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book−entry procedures, if any; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange or exercise of such warrants.

The prospectus supplement relating to any warrants to purchase equity securities may also include, if applicable, a discussion of certain U.S. federal income tax and ERISA considerations.

Warrants for the purchase of preferred stock and common stock will be offered and exercisable for U.S. dollars only.

Each warrant will entitle its holder to purchase the principal amount of debt securities or the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement.

After the close of business on the expiration date, unexercised warrants will become void. We will specify the place or places where, and the manner in which, warrants may be exercised in the applicable prospectus supplement.

Prior to the exercise of any warrants to purchase debt securities, preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the debt securities, preferred stock or common stock purchasable upon exercise.

As of January 23, 2012, we have issued warrants to purchase a total of 10,645,888 shares of common stock at a weighted average exercise price of $3.11 per share. Warrants to purchase a total of 10,531,546 shares of our common stock expire in March 2016 and have an exercise price of $2.88 per share. Warrants to purchase a total of 64,409 shares of our common stock expire in August 2013 through December 2016 and have an exercise price of $23.44 per share. Warrants to purchase a total of 46,043 shares of our common stock expire October 2015 through September2019 and have an exercise price of $26.39 per share.  Warrants to purchase a total of 3,890 shares of our common stock expire September 2015 through December 2016 and have an exercise price of $2.32 per share.

 DESCRIPTION OF RIGHTS

We may issue rights to purchase our debt securities, common stock, preferred stock or other securities. These rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the rights in such offering. In connection with any offering of such rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

Each series of rights will be issued under a separate rights agreement which we will enter into with a bank or trust company, as rights agent, all which will be set forth in the relevant offering material. The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust with any holders of rights certificates or beneficial owners of rights.

The following description is a summary of selected provisions relating to rights that we may offer. The summary is not complete. When rights are offered in the future, a prospectus supplement, information incorporated by reference or a free writing prospectus, as applicable, will explain the particular terms of those securities and the extent to which these general provisions may apply. The specific terms of the rights as described in a prospectus supplement or free writing prospectus will supplement and, if applicable, may modify or replace the general terms described in this section.

The applicable prospectus supplement or free writing prospectus may describe:

•	in the case of a distribution of rights to our stockholders, the date of determining the stockholders entitled to the rights distribution;

•	in the case of a distribution of rights to our stockholders, the number of rights issued or to be issued to each stockholder;

•	the exercise price payable for the underlying debt securities, common stock, preferred stock or other securities upon the exercise of the rights;

•	the number and terms of the underlying debt securities, common stock, preferred stock or other securities which may be purchased per each right;

•	the extent to which the rights are transferable;

•	the date on which the holder’s ability to exercise the rights shall commence, and the date on which the rights shall expire; and

•	the extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities.

The provisions described in this section, as well as those described under “— Description of Our Common Stock,” “— Description of Preferred Stock,” “— Description of Debt Securities,” above, will apply as applicable, to any rights we offer.

The specific terms of any units offered will be set forth in a rights agreement and the rights certificate, as applicable. We will file each of these documents, as applicable, with the SEC and they will be incorporated by reference to the registration statement of which this prospectus is a part on or before the time we issue a series of rights. See “Where You Can Find More Information” and “Incorporation by Reference” elsewhere in this Prospectus for information on how to obtain a copy of a document when it is filed.

 DESCRIPTION OF UNITS

We may issue units composed of any combination of our debt securities, common stock, preferred stock and warrants. We will issue each unit so that the holder of the unit is also the holder of each security included in the unit. As a result, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The following description is a summary of selected provisions relating to units that we may offer. The summary is not complete. When units are offered in the future, a prospectus supplement, information incorporated by reference or a free writing prospectus, as applicable, will explain the particular terms of those securities and the extent to which these general provisions may apply. The specific terms of the units as described in a prospectus supplement or free writing prospectus will supplement and, if applicable, may modify or replace the general terms described in this section.

The specific terms of any units offered will be set forth in a unit agreement, collateral arrangements and depositary arrangements, if applicable. We will file each of these documents, as applicable, with the SEC and they will be incorporated by reference to the registration statement of which this prospectus is a part on or before the time we issue a series of units. See “Where You Can Find More Information” and “Incorporation by Reference” elsewhere in this Prospectus for information on how to obtain a copy of a document when it is filed.

The applicable prospectus supplement or free writing prospectus may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer, or exchange of the units or of the securities composing the units;

•	whether the units will be issued in fully registered or global form; and

•	any other terms of the units.

The applicable provisions described in this section, as well as those described under “— Description of Debt Securities,” “— Description of Common Stock,” “— Description of Preferred Stock” and “— Description of Warrants” above, will apply to each unit and to each security included in each unit, respectively.

 LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity and legality of the securities offered hereby and certain other legal matters will be passed upon for the Company by Ballard Spahr LLP, Philadelphia, Pennsylvania.  If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offerings.

 EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements including in our Annual Report on Form 10-K for the year ended December 31, 2010, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in this registration statement.  Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report given on their authority as experts in accounting and auditing.

The financial statements of Tengion for the year ended December 31, 2008 and the period from July 10, 2003 (inception) through December 31, 2008, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP (“KPMG”), independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

We have entered into an agreement with KPMG, our former independent registered public accounting firm, pursuant to which we have agreed to indemnify and hold KPMG harmless against and from any and all legal costs and expenses incurred by KPMG in its successful defense of any legal action or proceeding that may arise as a result of the inclusion of its report on the financial statements of Tengion in this Registration Statement.  This agreement also provides that KPMG shall not be indemnified, and shall refund to us, any amounts paid to KPMG pursuant to the indemnification provisions thereof in the event there is court adjudication that KPMG is guilty of professional malpractice, or in the event that KPMG becomes liable for any part of the plaintiff’s damages by virtue of settlement.

 WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC (such registration statement, together with all amendments and exhibits thereto, is hereinafter referred to as the “Registration Statement”) under the Securities Act of 1933, as amended, for the registration of the securities that may be offered and sold hereunder.  This prospectus does not contain all the information set forth in the Registration Statement; certain parts of which are omitted in accordance with the rules and regulations of the SEC.  Reference is hereby made to the Registration Statement which contains further information with respect to us and our common stock.  Statements herein concerning the provisions of documents filed as exhibits to the Registration Statement are necessarily summaries of such documents, and each such statement is qualified by reference to the copy of the applicable document field with the SEC.

In addition, we file annual, quarterly and other reports, proxy statements and other information with the SEC.  You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-732-0330 for more information on its public reference room.  Our SEC filings are also available to the public over the Internet at the SEC’s website at www.sec.gov.  We also make available free of charge such SEC filings through our website, www.tengion.com, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.  The SEC’s and our website, and, except as expressly incorporated herein, the information contained therein, are not a part of this prospectus.

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus.  This means that we can disclose important information to you by referring you to other documents we have filed separately with the SEC, without actually including the specific information in this prospectus or any prospectus supplement.  The information incorporated by reference is considered to be part of this prospectus and any applicable prospectus supplement, and information that we file later with the SEC (and that is deemed to be “filed” with the SEC) will automatically update, and may supersede, information in this prospectus and any prospectus supplement.

We are incorporating by reference the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (filed on March 30, 2011) and Amendment No. 1 thereto on Form 10-K/A as filed with the SEC on April 18, 2011;

•
our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2011 (filed on May 16, 2011), the quarter ended June 30, 2011 (filed on August 11, 2011), and the quarter ended September 30, 2011 (filed on November 14, 2011);

•
Our Current Reports on Form 8-K filed with the SEC on March 1, 2011 (Items 1.01, 3.02 and 9.01), March 16, 2011 (Items 1.01, 2.03, 3.02 and 9.01), May 25, 2011 (Items 1.01 and 9.01), June 30, 2011 (Items 5.02 and 9.01), August 9, 2011 (but only with respect to Item 5.02), August 15, 2011 (Item 5.02), September 13, 2011 (but only with respect to Item 8.01), September 29, 2011 (Items 5.02 and 5.07), October 11, 2011 (Item 8.01), November 23, 2011 (Items 5.02 and 9.01), December 9, 2011 (Items 5.02 and 9.01), and January 20, 2012 (Items 5.02 and 9.01);

•
the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on April 9, 2010 under Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description; and

•
all filings we make with the SEC pursuant to the Securities Exchange Act of 1934, as amended, after the date of the initial registration statement, of which this prospectus is a part, and prior to the effectiveness of the Registration Statement (excluding any portion of such documents which are furnished and not filed with the SEC).

Any statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document that is also incorporated in this prospectus modifies or replaces such statement.  Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of any of the documents that we incorporate by reference in this prospectus, at no cost, by writing or telephoning us at the following address:

Investor Relations
Tengion, Inc.
3929 Westpoint Boulevard, Suite G
Winston-Salem, NC  27103
Telephone: (336) 722-5855

You should rely only on the information included or incorporated by reference in this prospectus or any prospectus supplement.  We have not authorized anyone else to provide you with other information.  You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of these documents or that any document incorporated by reference is accurate as of any date other than its filing date.  You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized.  Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if its unlawful for you to receive such an offer or solicitation.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.                      Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses to be borne by us in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions.  All amounts are estimated except for the registration fee.

SEC Registration Fee		$3,438
Accounting Fees and Expenses	$	*
Legal Fees and Expenses	$	*
Printing and miscellaneous	$	*
Blue Sky Fees and Expenses (including Counsel Fees)	$	*

Total		$3,438

*  These fees will be dependent on the types of securities offered and number of offerings and, therefore, cannot be estimated at this time.

Item 15.                      Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided, that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Our amended and restated certificate of incorporation and bylaws include provisions that indemnify our directors and officers for actions taken in such capacity, if the actions were taken in good faith and in a manner reasonably believed to be in our best interests and, in a criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful.  A director or officer who is successful in defending a claim will be indemnified for all expenses incurred in connection with his or her defense.  We have entered into indemnification agreements with our officers and directors that require us to indemnify such persons against any and all expenses (including attorneys’ fees), witness fees, damages, judgments, fines, settlements and other amounts incurred in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was or at any time becomes a director, an officer or an employee of Tengion or any of our affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interest and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

We maintain directors and officers insurance providing indemnification for certain of our directors, officers, affiliates, partners and employees for certain liabilities.

Item 16.                      Exhibits

1.1	Form of Underwriting Agreement with respect to Common Stock*

1.2	Form of Underwriting Agreement with respect to Preferred Stock*

1.3	Form of Underwriting Agreement with respect to Debt Securities*

1.4	Form of Underwriting Agreement with respect Warrants*

1.5	Form of Underwriting Agreement with respect to Units*

3.1
Fourth Amended and Restated Certificate of Incorporation of Tengion, Inc. (Incorporated by reference to Exhibit 3.1 to Amendment No. 3 to our Registration Statement on Form S-1 filed on March 17, 2010 (Registration No. 333-164011)).

3.2
Amended and Restated Bylaws of Tengion, Inc. (Incorporated by reference to Exhibit 3.2 to Amendment No. 3 to our Registration Statement on Form S-1 filed on March 17, 2010 (Registration No. 333-164011)).

4.1
Form of Tengion, Inc.’s Common Stock Certificate.  (Incorporated by reference to Exhibit 4.1 to Amendment No. 3 to our Registration Statement on Form S-1 filed on March 17, 2010 (Registration No. 333-164011)).

4.2
Second Amended and Restated Investor Rights Agreement by and among the investors listed therein and Tengion, Inc., dated as of September 24, 2007.  (Incorporated by reference to Exhibit 4.2 to our Registration Statement on Form S-1 filed on December 23, 2009 (Registration No. 333-164011)).

4.3
Amendment No. 1 to Second Amended and Restated Investor Rights Agreement by and among the investors listed therein and Tengion, Inc., dated as of October 15, 2008.  (Incorporated by reference to Exhibit 4.3 to our Registration Statement on Form S-1 filed on December 23, 2009 (Registration No. 333-164011)).

4.4
Registration Rights Agreement by and among the investors party thereto and Tengion, Inc., dated as of March 4, 2011.  (Incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed on March 16, 2011).

4.5	Form of Warrant to Purchase Common Stock, dated as of March 4, 2011. (Incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K, filed on March 1, 2011).

4.6	Form of certificate representing Tengion’s preferred stock*

4.7	Form of certificate of designations for preferred stock*

4.8	Form of Indenture relating to the issuance from time to time in one or more series of debentures, notes, bonds or other evidences of indebtedness (Filed herewith)

4.9	Form of Senior Debt Security*

4.10	Form of Senior Subordinated Debt Security*

4.11	Form of Subordinated Debt Security*

4.12	Form of Warrant Agreement*

4.13	Form of Warrant Certificate*

4.14	Form of Rights Agreement*

4.15	Form of Rights Certificate*

4.16	Form of Unit Agreement*

4.17	Form of Unit Certificate*

5.1	Opinion of Ballard Spahr LLP. (Filed herewith).

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm. (Filed herewith).

23.2	Consent of KPMG LLP, independent registered public accounting firm. (Filed herewith).

23.3	Consent of Ballard Spahr LLP (included in Exhibit 5.1) (Filed herewith).

24.1	Power of Attorney (included on signature page). (Filed herewith).

25.1	Form T-1 Statement of Eligibility of Trustee under Trust Indenture Act of 1939, as amended.**
______________
*	To be filed as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Exchange Act, or in a post-effective amendment to this registration statement.
**	To be filed pursuant to Section 305(b)(2) of the Trust Indenture Act of 1939.

Item 17.                      Undertakings

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)           Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)           That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, each Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of East Norriton, Commonwealth of Pennsylvania, this 1st day of February, 2012.

TENGION, INC.

By:	/s/ John L. Miclot
John L. Miclot
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints John L. Miclot, and A. Brian Davis, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney in fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post effective amendments and amendments thereto, and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys in fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys in fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ John L. Miclot
John L. Miclot	President and Chief Executive Officer, Director (Principal Executive Officer)	February 1, 2012

/s/ A. Brian Davis
A. Brian Davis	Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	February 1, 2012

/s/ David I. Scheer
David I. Scheer	Chairman of the Board of Directors	February 1, 2012

Signature	Title	Date

/s/ Carl-Johan Dalsgaard
Carl-Johan Dalsgaard, MD, PhD	Director	February 1, 2012

/s/ Scott D. Flora
Scott D. Flora	Director	February 1, 2012

/s/ Diane Jorkasky
Diane Jorkasky, MD	Director	February 1, 2012

/s/ Richard Kuntz
Richard Kuntz, MD	Director	February 1, 2012

/s/ Lorin J. Randall
Lorin J. Randall	Director	February 1, 2012

EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement with respect to Common Stock*

1.2	Form of Underwriting Agreement with respect to Preferred Stock*

1.3	Form of Underwriting Agreement with respect to Debt Securities*

1.4	Form of Underwriting Agreement with respect Warrants*

1.5	Form of Underwriting Agreement with respect to Units*

3.1
Fourth Amended and Restated Certificate of Incorporation of Tengion, Inc. (Incorporated by reference to Exhibit 3.1 to Amendment No. 3 to our Registration Statement on Form S-1 filed on March 17, 2010 (Registration No. 333-164011)).

3.2
Amended and Restated Bylaws of Tengion, Inc. (Incorporated by reference to Exhibit 3.2 to Amendment No. 3 to our Registration Statement on Form S-1 filed on March 17, 2010 (Registration No. 333-164011)).

4.1
Form of Tengion, Inc.’s Common Stock Certificate.  (Incorporated by reference to Exhibit 4.1 to Amendment No. 3 to our Registration Statement on Form S-1 filed on March 17, 2010 (Registration No. 333-164011)).

4.2
Second Amended and Restated Investor Rights Agreement by and among the investors listed therein and Tengion, Inc., dated as of September 24, 2007.  (Incorporated by reference to Exhibit 4.2 to our Registration Statement on Form S-1 filed on December 23, 2009 (Registration No. 333-164011)).

4.3
Amendment No. 1 to Second Amended and Restated Investor Rights Agreement by and among the investors listed therein and Tengion, Inc., dated as of October 15, 2008.  (Incorporated by reference to Exhibit 4.3 to our Registration Statement on Form S-1 filed on December 23, 2009 (Registration No. 333-164011)).

4.4
Registration Rights Agreement by and among the investors party thereto and Tengion, Inc., dated as of March 4, 2011.  (Incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed on March 16, 2011).

4.5	Form of Warrant to Purchase Common Stock, dated as of March 4, 2011. (Incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K, filed on March 1, 2011).

4.6	Form of certificate representing Tengion’s preferred stock*

4.7	Form of certificate of designations for preferred stock*

4.8	Form of Indenture relating to the issuance from time to time in one or more series of debentures, notes, bonds or other evidences of indebtedness (Filed herewith)

4.9	Form of Senior Debt Security*

4.10	Form of Senior Subordinated Debt Security*

4.11	Form of Subordinated Debt Security*

4.12	Form of Warrant Agreement*

4.13	Form of Warrant Certificate*

4.14	Form of Rights Agreement*

4.15	Form of Rights Certificate*

4.16	Form of Unit Agreement*

4.17	Form of Unit Certificate*

5.1	Opinion of Ballard Spahr LLP. (Filed herewith).

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm. (Filed herewith).

23.2	Consent of KPMG LLP, independent registered public accounting firm. (Filed herewith).

23.3	Consent of Ballard Spahr LLP (included in Exhibit 5.1) (Filed herewith).

24.1	Power of Attorney (included on signature page). (Filed herewith).

25.1	Form T-1 Statement of Eligibility of Trustee under Trust Indenture Act of 1939, as amended.**

______________
*	To be filed as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Exchange Act, or in a post-effective amendment to this registration statement.
**	To be filed pursuant to Section 305(b)(2) of the Trust Indenture Act of 1939.